Exhibit 10.1

THIRD AMENDMENT dated as of December 2, 2024 (this “Amendment”), among CWGS GROUP, LLC, a Delaware limited liability company (the “Borrower”), CWGS ENTERPRISES, LLC, a Delaware limited liability company (“Holdings”), the other LOAN PARTIES party hereto, the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent.

Reference is made to the Credit Agreement dated as of June 3, 2021 (as amended as of December 20, 2021 and as of June 9, 2023, the “Credit Agreement”), among the Borrower, Holdings, the Lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement, as amended hereby.

The Borrower wishes to amend the Credit Agreement to extend the Initial Revolving Maturity Date as set forth herein.

The Initial Revolving Lenders party hereto, which constitute all the Revolving Lenders as of the date hereof, are willing to extend the Initial Revolving Maturity Date, all on the terms and subject to the conditions set forth herein, including certain amendments effected to the Credit Agreement in connection with such extension pursuant to Section 2.24 and clause (D) of Section 9.02(b) of the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Amendments to the Credit Agreement.  Effective as of the Third Amendment Effective Date (as defined below), the Credit Agreement (excluding the Schedules and the Exhibits thereto, each of which shall remain as in effect immediately prior to the Third Amendment Effective Date) is hereby amended (as so amended, the “Amended Credit Agreement”) by inserting the language indicated in single underlined text (indicated textually in the same manner as the following examples: single-underlined text or single-underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following examples: ~~stricken text~~ or ~~stricken text~~) in Exhibit A hereto.

SECTION 2.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, each of Holdings and the Borrower represents and warrants to the Revolving Lenders party hereto that, as of the Third Amendment Effective Date:

(a)  This Amendment has been duly authorized, executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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(b)  The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Third Amendment Effective Date; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects on and as of the Third Amendment Effective Date or as of such earlier date, as the case may be.

(c)  At the time of and immediately after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing.

SECTION 3.  Conditions to Third Amendment Effective Date.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the first date of the satisfaction thereof is referred to as the “Third Amendment Effective Date”):

(a)  The Administrative Agent shall have executed this Amendment and shall have received from Holdings, the Borrower, each other Loan Party, each Initial Revolving Lender, each Issuing Bank and each Swingline Lender a counterpart of this Amendment signed on behalf of such party (which, subject to Section 9.06(b) of the Credit Agreement, may include any Electronic Signatures transmitted by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page).

(b)  The Administrative Agent shall have received a written opinion in respect of Holdings and the Borrower (addressed to the Administrative Agent and the Initial Revolving Lenders and dated the Third Amendment Effective Date) of Kirkland & Ellis LLP, counsel for Holdings and the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)  The Administrative Agent shall have received certificates of good standing from the secretary of state of the state of organization of each of the Loan Parties (to the extent such concept exists in such jurisdiction) dated as of a recent date prior to the Third Amendment Effective Date, customary certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each of the Borrower and Holdings either (i) certifying true and complete copies of the Organizational Documents attached thereto or (ii) certifying that there have been no changes to the Organizational Documents since the Effective Date, and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which each of the Borrower and Holdings is a party or is to be a party on the Third Amendment Effective Date.

(d)  The Administrative Agent shall have received a certificate, dated the Third Amendment Effective Date and signed on behalf of Holdings and the Borrower by a Responsible Officer of each such Loan Party, confirming the accuracy of the representations and warranties set forth in Section 2 hereof.

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(e)  The Administrative Agent shall have received a certificate from the chief financial officer of Holdings, substantially in the form of Exhibit C to the Credit Agreement, certifying as to the solvency of Holdings, the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby to occur on the Third Amendment Effective Date.

(f)  The Administrative Agent and the Initial Revolving Lenders shall have received all fees and other amounts previously agreed in writing by the Borrower to be due and payable on or prior to the Third Amendment Effective Date in connection with the transactions contemplated hereby, including reimbursement or payment of all reasonable and documented out of pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under the Credit Agreement or any other Loan Document.

(g)  The Administrative Agent shall have received, at least three days prior to the Third Amendment Effective Date, all documentation and other information relating to the Loan Parties (including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower) as shall have been requested in writing by the Administrative Agent or the Initial Revolving Lenders that they shall have determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

The Administrative Agent shall notify the Revolving Lenders of the occurrence of the Third Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 4.  Reaffirmation by the Loan Parties.  Each Loan Party hereby unconditionally and irrevocably ratifies and reaffirms (a) each grant of a Lien on its property previously made by it made pursuant to the Security Documents to which it is a party and confirms that such Liens continue to have full force and effect, in each case after giving effect to this Amendment and the amendments to the Credit Agreement effected hereby, to secure the Loan Document Obligations, subject to the terms thereof (it being understood that the foregoing ratification and reaffirmation is not intended to, and does not, release any of the Liens so previously granted by it), and (b) its Guarantee of the Loan Document Obligations and confirms that such Guarantee continues to have full force and effect, in each case after giving effect to this Amendment and the amendments to the Credit Agreement effected hereby.

SECTION 5.  Effect of Amendment.  (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect, the rights and remedies of the Lenders, the Issuing Banks, the Swingline Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms,

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conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)  On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document, shall be deemed to be a reference to the Amended Credit Agreement.  This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 6.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by fax or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page and shall be effective as delivery of a manually executed counterpart of this Amendment.  The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

SECTION 7.  Governing Law.  THIS AMENDMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AMENDMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.   Incorporation by Reference.  The provisions of Sections 9.06(b), 9.09(b), 9.09(c), 9.09(d), 9.10, 9.11 and 9.16 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis, as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

CWGS GROUP, LLC

By:	/s/ Thomas E. Kirn
	Name:	Thomas E. Kirn
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

CWGS ENTERPRISES, LLC

By:	/s/ Thomas E. Kirn
	Name:	Thomas E. Kirn
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

[Signature Page to Third Amendment to CWGS Credit Agreement]

ACTIVE SPORTS, LLC
AFFINITY BROKERAGE, LLC
AFFINITY GROUP HOLDING, LLC
AFFINITY GUEST SERVICES, LLC
AFFINITY ROAD & TRAVEL CLUB, LLC
AGI INTERMEDIATE HOLDCO, LLC
AGI PRODUCTIONS, LLC
CWDS, LLC
AMERICAS ROAD & TRAVEL CLUB, INC.
CAMP COAST TO COAST, LLC
CAMPING WORLD CARD SERVICES, LLC
CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, LLC
CAMPING WORLD INSURANCE SERVICES OF TEXAS, LLC
CAMPING WORLD, LLC
CAMPING WORLD PROPERTY, LLC
COAST MARKETING GROUP, LLC
CWFR CAPITAL LLC
CWGS VENTURES, LLC
CWI, LLC
EHLERT PUBLISHING GROUP, LLC
FREEDOMROADS HOLDING COMPANY, LLC
FRHP LINCOLNSHIRE, LLC
GOLF CARD INTERNATIONAL, LLC
GOLF CARD RESORT SERVICES, LLC
GOOD SAM DIGITAL SOLUTIONS, LLC
GOOD SAM ENTERPRISES, LLC
GSS ENTERPRISES, LLC
ITM HOLDING COMPANY #2, LLC
ITM HOLDING COMPANY, LLC
OUTDOOR BUYS, LLC
POWER SPORTS MEDIA, LLC
RV’S.COM, LLC
TL ENTERPRISES, LLC

By:	/s/ Thomas E. Kirn
	Name:	Thomas E. Kirn
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

[Signature Page to Third Amendment to CWGS Credit Agreement]

GOLDMAN SACHS BANK USA,
as the Administrative Agent, a Revolving Lender, an Issuing Bank and a Swingline Lender

By:	/s/ Ananda DeRoche
	Name:	Ananda DeRoche
	Title:	Authorized Signatory

[Signature Page to Third Amendment to CWGS Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Revolving Lender, an Issuing Bank and a Swingline Lender

By:	/s/ Adam Sigman
	Name:	Adam Sigman
	Title:	Executive Director

[Signature Page to Third Amendment to CWGS Credit Agreement]

EXHIBIT A

Amended Credit Agreement

See attached

EXHIBIT A

CREDIT AGREEMENT

dated as of

June 3, 2021,

as amended by the First Amendment dated as of December 20, 2021, the Second Amendment dated as of
June 9, 2023 and the Third Amendment dated as of December 2, 2024,

among

CWGS ENTERPRISES, LLC,

as Holdings,

CWGS GROUP, LLC,

as Borrower,

The LENDERS Party Hereto

and

GOLDMAN SACHS BANK USA,

as Administrative Agent

GOLDMAN SACHS BANK USA

and JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA,

as Syndication Agent

GOLDMAN SACHS BANK USA,

as Documentation Agent

[CS&M Ref. No. 4020-852]

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SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.05	—	Existing Letters of Credit
Schedule 3.06	—	Litigation
Schedule 3.12	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices
EXHIBITS:

Exhibit A-1	—	Form of Assignment and Assumption
Exhibit A-2	—	Form of Affiliated Lender Assignment and Assumption
Exhibit B	—	Form of Perfection Certificate
Exhibit C	—	Form of Solvency Certificate
Exhibit D	—	Form of Intercompany Note
Exhibit E-1	—	Form of Tax Status Certificate 1
Exhibit E-2	—	Form of Tax Status Certificate 2
Exhibit E-3	—	Form of Tax Status Certificate 3
Exhibit E-4	—	Form of Tax Status Certificate 4
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Prepayment Notice
Exhibit I-1	—	Form of Term Note
Exhibit I-2	—	Form of Revolving Note
Exhibit I-3	—	Form of Swingline Note

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CREDIT AGREEMENT dated as of June 3, 2021 (as amended by the First Amendment dated as of December 20, 2021, the Second Amendment dated as of June 9, 2023, the Third Amendment dated as of December 2, 2024, and as further amended, restated or otherwise modified from time to time, this “Agreement”), among CWGS ENTERPRISES, LLC, a Delaware limited liability company (“Holdings”), CWGS GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent.

The Borrower has requested that (a) the Initial Term Lenders extend credit to the Borrower in the form of Initial Term Loans on the Effective Date in an initial aggregate principal amount of $1,100,000,000 to effect the Refinancing and to pay Transaction Costs, and (b) the Initial Revolving Lenders extend credit to the Borrower in the form of $65,000,000 in aggregate Initial Revolving Commitments to fund working capital and for general corporate purposes, including permitted acquisitions and capital expenditures.

The Borrower has requested that the First Amendment Incremental Term Lenders extend credit to the Borrower in the form of First Amendment Incremental Term Loans on the First Amendment Effective Date in an initial aggregate principal amount of $300,000,000 for general corporate purposes, including but not limited to the financing of acquisitions.

The Lenders have indicated their willingness to extend such credit on the terms and subject to the conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means any intercreditor or subordination agreement governing arrangements for the sharing and/or subordination of Liens and/or arrangements relating to the distribution of payments, as applicable, the terms of which are consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) at the time the relevant intercreditor or subordination agreement is proposed to be established in light of the type of Indebtedness subject thereto.  Without limiting the foregoing provisions of this definition, any proposed intercreditor or subordination agreement a copy of which shall have been provided by the Administrative Agent to the Lenders shall be deemed an Acceptable Intercreditor Agreement so long as the Administrative Agent has not received, within five Business Days of having so provided a copy thereof, a written notice of objection thereto from Lenders comprising the Required Lenders.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period prior to the consummation of the applicable acquisition, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and the component financial definitions used therein) were references to such Acquired Entity or Business and its subsidiaries that will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Additional Amendment” has the meaning assigned to such term in Section 9.02(c)(ii).

“Additional Commitment” means any commitment established pursuant to Section 2.22, 2.23 or 2.24.

“Additional Financial Covenant Period” means the period from and after the Third Amendment Effective Date; provided that the Additional Financial Covenant Period shall terminate if (a) the Secured Net Leverage Ratio as of the last day of the most recent Test Period (from and after the Test Period ending June 30, 2025), and as of the last day of each of the two immediately preceding Test Periods, shall be less than 5.25 to 1.00 and (b) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying as to the foregoing and setting forth reasonably detailed calculations of the Secured Net Leverage Ratio as of the last day of each such Test Period

“Additional Revolving Commitment” means any revolving credit commitment established pursuant to Section 2.23 or 2.24.

“Additional Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount at such time of such Lender’s Additional Revolving Loans plus (b) the amount of such Lender’s LC Exposure and Swingline Exposure at such time, in each case, attributable to its Additional Revolving Commitment.

“Additional Revolving Loan” means any revolving loan made pursuant to an Additional Revolving Commitment.

“Additional Term Commitment” means any term commitment established pursuant to Section 2.22, 2.23 or 2.24.

“Additional Term Loan” means any term loan made, or made pursuant to an Additional Term Commitment established, pursuant to Section 2.22, 2.23 or 2.24.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that, notwithstanding the foregoing, if the Adjusted Term SOFR as so determined shall ever be less than (i) solely with respect to the Initial Term Loans, 0.75% per annum, the Adjusted Term SOFR shall be deemed to be 0.75% per annum and (ii) otherwise, 0.00% per annum, the Adjusted Term SOFR shall be deemed to be 0.00% per annum.

“Administrative Agent” means Goldman Sachs Bank USA, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Persons directing the investment policies of such Affiliate Lender are not primarily engaged in the making, acquiring or holding of equity investments in CWH, Holdings, the Borrower or any of their respective subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than CWH, Holdings, the Borrower or any of their respective subsidiaries) at such time.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Aggregate Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of all the Revolving Loans and Swingline Loans outstanding at such time and (b) the aggregate LC Exposure at such time.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Term SOFR for a tenor of one month (with the Term SOFR component thereof determined in accordance with clause (b) of the definition of “Term SOFR”) plus 1.00%.  In the event the Adjusted Term SOFR is not determinable, then for purposes of clause (c) above the Adjusted Term SOFR shall be deemed to be 0.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively.  Notwithstanding the foregoing, (i) the Alternate Base Rate will be deemed to be 1.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum and (ii) solely with respect to the Alternate Base Rate applicable to the Initial Term Loans, the Alternate Base Rate will be deemed to be 1.75% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.75% per annum.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.19.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, for purposes of Section 2.20, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  In the event that (a) the Revolving Commitments of any Class have terminated in accordance with the terms hereof (other than pursuant to Article VII), the Applicable Percentages shall be recalculated without giving effect to the Revolving Commitments of such Class or (b) the Revolving Commitments of all Classes have terminated (or the Revolving Commitments of any Class have terminated pursuant to Article VII), the Applicable Percentages shall be determined based upon the Revolving Commitments (or the Revolving Commitments of such Class) most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) 1.50% per annum, in the case of an ABR Loan, or (ii) 2.50% per annum, in the case of a Term SOFR Loan, and (b) with respect to any Initial Revolving Loan or any Swingline Loan, (x) until delivery of financial statements and the accompanying Compliance Certificate for the first full fiscal quarter commencing on or after the Effective Date, (i) 1.50% per annum, in the case of an ABR Loan, or (ii) 2.50% per annum, in the case of a Term SOFR Loan, and (y) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as of the last day of the most recently ended Test Period (as such ratio is set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(c)):

Pricing Level	Total Net Leverage Ratio	Term SOFR	ABR
1	≤ 1.00:1.00	2.25%	1.25%
2	> 1.00:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating such change is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then (a) the pricing theretofore in effect shall continue in effect until the earlier of the delivery of such Compliance Certificate and the sixth Business Day after such Compliance Certificate was to have been delivered, and (b) on and after such sixth Business Day, until the date on which such Compliance Certificate is delivered, Pricing Level 2 shall apply.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments”.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners for the credit facilities established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), which shall be substantially in the form of (a) other than in the case of an assignment to an Affiliated Lender (other than any Affiliated Debt Fund), Exhibit A-1 and (b) in the case of an assignment to an Affiliated Lender (other than an Affiliated Debt Fund), Exhibit A-2 or, in each case, any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction

Agent); provided further that none of the Sponsor, CWH, Holdings, the Borrower or any of their respective Affiliates may act as the Auction Agent.

“Available Amount” means, on any date of determination, an amount equal to (a) the sum of (i) the Initial Restricted Payment Amount plus (ii) the net cash proceeds received by the Borrower in connection with the issuance of, or contribution of cash in respect of, its Qualified Equity Interests after the Effective Date on or prior to such date (other than (A) Qualified Equity Interests issued in connection with a Cure Right, (B) net cash proceeds received from any Subsidiary or (C) net cash proceeds received from any issuance or contribution referred to in Section 6.04(b), 6.07(a)(v)(D) or 6.07(a)(vii)) plus (iii) an amount equal to Cumulative Excess Cash Flow as of such date plus (iv) the amount of any Declined Proceeds minus (b) the aggregate amount of the foregoing sum previously utilized pursuant to Sections 6.04(m)(ii), 6.07(a)(vi) and 6.07(b)(iv) and the definition of the term “Non-Loan Party Investment Amount”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement:

(1)for purposes of clause (1) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (2) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all

Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers  or board of governors or equivalent thereof of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Term SOFR Borrowing, $250,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $250,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Term SOFR Borrowing, $100,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $100,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a written request by the Borrower for a borrowing in accordance with Section 2.03 or 2.04, substantially in the form of Exhibit F, or any other form reasonably approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries as “property, plant and equipment” or in a similar line item (including expenditures in respect of Capital Lease Obligations).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Obligations” means obligations of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in respect of any overdraft or other liabilities arising from treasury, depositary and cash management services, any automated clearing house transfer of funds and commercial credit card, merchant card, employee credit card and other purchasing card services.

“Cashless Exchange Letter” means the Cashless Exchange Letter dated June 3, 2021, among the Borrower, Goldman Sachs Bank USA and the lenders party thereto.

“Casualty Event” means any event that gives rise to the receipt by Holdings, any Intermediate Parent, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CFC” (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of the Borrower is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1) and (b) each subsidiary of any such Person described in clause (a).  For purposes of this definition, all Section references are to the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) the failure of Holdings to own, directly or indirectly through Wholly Owned Subsidiaries, beneficially and of record, all of the Equity Interests of the Borrower, (b) the failure of CWH to be the sole managing member of, and to Control, Holdings, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date), other than the Permitted Holders, of Equity Interests of CWH representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests in CWH if the percentage of the aggregate voting power so held is greater at any time than the percentage of the aggregate voting power represented by the Equity Interests in CWH held by the Permitted Holders, or (d) the occurrence of a “Change of Control” (or similar event, however denominated) as defined in the documentation governing any Material Indebtedness or the Tax Receivable Agreement (to the extent the obligations of CWH thereunder are accelerated).

“Change in Law” means (a) the adoption or taking effect of any rule, regulation, treaty or other law after the Effective Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” has the meaning assigned to such term in Section 9.02(f).

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 2.24, Initial Revolving Loans, Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.23 or 2.24 or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 2.24, an Initial Revolving Commitment or an Additional Revolving Commitment of any series established as a separate “Class” pursuant to Section 2.23 or 2.24, (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Exposure, refers to whether such Revolving Exposure is attributable to a Revolving Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement, dated as of the Effective Date, among Holdings, the Borrower, each other Loan Party and the Administrative Agent, as supplemented by any supplement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received from (i) Holdings, each Intermediate Parent, the Borrower and each of its Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or

(y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, each Intermediate Parent, the Borrower and each of its Subsidiaries (other than an Excluded Subsidiary) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(d) and 4.01(f));

(b)all outstanding Equity Interests (other than any Equity Interests constituting Excluded Assets) owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement, and to the extent required by the Collateral Agreement, the Administrative Agent shall have received certificates, if any, or other instruments representing all such Equity Interests (other than Equity Interests in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)any Indebtedness for borrowed money (including in respect of cash management arrangements but excluding any such Indebtedness constituting Excluded Assets) owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received (i) to the extent required by the Collateral Agreement, all promissory notes evidencing such Indebtedness in a principal amount of $5,000,000 or more or (ii) on the Effective Date, an intercompany note in the form of Exhibit D evidencing all such Indebtedness and, at any time thereafter within 30 days (or such longer period as reasonably agreed to by the Administrative Agent) following the request of the Administrative Agent, a counterpart to such intercompany note executed by any Intermediate Parent or Subsidiary formed or acquired after the Effective Date, in each case together with undated instruments of transfer with respect thereto endorsed in blank;

(d)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents or any applicable law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) an ALTA survey or, if acceptable to the title insurance company to issue the title coverage described in clause (iii) without any survey exception, including all survey-related endorsements, an existing survey with a “no-change” affidavit, (iii) a policy or policies of title insurance in the amount equal to the fair market value of such Mortgaged Property and fixtures, as determined by the Borrower in its reasonable discretion, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent and insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Liens permitted under Section 6.02 hereof, together with such endorsements as the Administrative Agent may reasonably request (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), (iv) such affidavits, certificates, information (including financial data) and instruments of indemnification as shall be reasonably required to induce the title company to issue the title policy/ies and endorsements contemplated above and which are reasonably requested by such title company, (v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating to such Mortgaged Property), (vi) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (vii) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts or securities accounts, (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States and (e) in no event shall the Collateral include any Excluded Assets.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender (other than a Swingline Lender) at any time, such Lender’s Initial Term Commitment, Initial Revolving Commitment or Additional Commitment, or any combination thereof (as the context requires), at such time and (b) with respect to any Swingline Lender at any time, such Swingline Lender’s Swingline Commitment at such time.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means, on any day, with respect to the Initial Revolving Commitments, (a) until delivery of financial statements and the accompanying Compliance Certificate for the first full fiscal quarter commencing on or after the Effective Date, 0.50% per annum, and (b) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as of the last day of the most recently ended Test Period (as such ratio is set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(c)):

Category	Total Net Leverage Ratio	Commitment Fee Rate
1	>[1] 1.25:1.00	0.50%
2	≤ 1.25:1.00	0.375%
3	≤ 1.00:1.00	0.25%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating such change is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then (a) the Commitment Fee Rate theretofore in effect shall continue in effect until the earlier of the delivery of such Compliance Certificate and the sixth Business Day after such Compliance Certificate was to have been delivered, and (b) on and after such sixth Business Day, until the date on which such Compliance Certificate is delivered, the Commitment Fee Rate shall be 0.50% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a compliance certificate required to be delivered pursuant to Section 5.01.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)total interest expense (excluding interest expense attributable to the FreedomRoads Floorplan Indebtedness) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii)provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs);

(iv)Non-Cash Charges;

(v)extraordinary losses in accordance with GAAP;

(vi)unusual or non-recurring charges, including restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Effective Date);

[1]	NTD: Clarifying change to conform to the existing practice.

(vii) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Investors (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted by Section 6.08, (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents and (C) any other costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests in the Borrower;

(viii)losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(ix)the amount of any net losses from discontinued operations in accordance with GAAP;

(x)any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

(xi)any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xii)any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and deducted from Consolidated EBITDA pursuant to clause (b)(v) or (b)(vi) below; and

(xiv) Public Company Expenses for such period; less

(b)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)extraordinary gains in accordance with GAAP and unusual or non-recurring gains;

(ii)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii)gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv)the amount of any net income from discontinued operations in accordance with GAAP;

(v)any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

(vi)any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in the such period; and

(vii)any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and added back to Consolidated EBITDA pursuant to clause (a)(x) or (a)(xi) above;

in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; provided that:

(I)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II)there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person or any assets constituting a business unit, division, product line or line of business acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person or assets to the extent not so acquired) (each such Person or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such or Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), with the amount of such adjustment for any period to be specified in the Compliance Certificate delivered with respect to such period; and

(III)there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person or any assets constituting a business unit, division, product line or line of business sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure or classification) and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such

Sold Entity or Business (including the portion thereof occurring prior to such disposal), with the amount of such adjustment for any period to be specified in the Compliance Certificate delivered with respect to such period.

“Consolidated First Lien Debt” means, as of any date of determination, the aggregate principal amount of other Consolidated Total Debt outstanding on such date that is secured by Liens on any Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities (and including, for the avoidance of doubt, Consolidated Total Debt outstanding hereunder).2

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (b) any Transaction Costs incurred during such period, (c) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition outside the ordinary course of business, non-compete agreement, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or other modification of any Indebtedness (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments, (e) accruals and reserves that are established or adjusted as a result of any Permitted Acquisition in accordance with GAAP (including any adjustment of estimated payouts on earn outs) or changes as a result of the adoption or modification of accounting policies during such period, (f) stock-based award compensation expenses, (g) any income (loss) attributable to deferred compensation plans or trusts, (h) any income (loss) from Investments recorded using the equity method and (i) the amount of any expense required to be recorded as compensation for contingent transaction payments.  There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.  There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any acquisition consummated prior to the Effective Date and any Permitted Acquisitions (or other Investments permitted hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received by the Borrower and its Subsidiaries from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by Liens on any Collateral.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date (other than the FreedomRoads Floorplan Indebtedness), determined on a consolidated basis in accordance with GAAP, but

[2]	NTD: Clarifying change.

only to the extent consisting of (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments, (c) Capital Lease Obligations and all purchase money Indebtedness and (d) unreimbursed obligations under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; provided that “Consolidated Total Debt” shall be calculated excluding any Indebtedness of the Borrower and its Subsidiaries otherwise included therein to the extent that, upon or prior to the maturity thereof, cash and/or Permitted Investments shall have been irrevocably deposited with the proper Person in trust or escrow for the payment, redemption or satisfaction of such Indebtedness, and thereafter such cash and Permitted Investments so deposited are not included in the calculation of the Unrestricted Cash.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding the current portion of current and deferred income taxes, over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, including short term deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and its Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (y) the effects of acquisition method accounting. For the avoidance of doubt, for purposes of this definition, the FreedomRoads Floorplan Indebtedness shall constitute a current liability.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.24(b).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cumulative Excess Cash Flow” means, as of any date, an amount equal to the sum, for the fiscal years of the Borrower in respect of which financial statements and the related Compliance Certificate have been delivered in accordance with Sections 5.01(a) and 5.01(c), in each case on or prior to such date (commencing with the fiscal year ending December 31, 2022), of the products of (a) the amount of Excess Cash Flow (but not less than zero) for each such fiscal year multiplied by (b) an amount equal to (i) 100.0% minus (ii) the ECF Percentage with respect to such fiscal year.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Customary Bridge Loans” means customary bridge loans (as determined by the Borrower in good faith) with a maturity date of not more than one year; provided that, where the term Customary Bridge Loans is used in the context of any exception to any requirement as to the Weighted Average Life to Maturity or the final maturity of any Indebtedness, any Indebtedness that is to be exchanged for or otherwise to replace such bridge loans, or into which such bridge loans are to be converted, shall be used for purposes of determining whether such requirement is satisfied.

“CWH” means Camping World Holdings, Inc., a Delaware corporation.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or become the subject of a Bail-In

Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure attributable to Letters of Credit issued by such Issuing Bank, other than any portion of such LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to the other Revolving Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of the aggregate outstanding principal amount of the Swingline Loans made by such Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to the other Revolving Lenders in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 150 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period prior to the consummation of the applicable disposition or closure or the applicable classification, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Documentation Agent” means Goldman Sachs Bank USA.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction conducted by any Affiliated Lender or the Borrower in order to purchase Term Loans of any Class, in accordance with such procedures as shall be agreed with respect to such auction by such Affiliated Lender or the Borrower, as the case may be, and the applicable Auction Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the Total Net Leverage Ratio (without giving effect to the applicable prepayment pursuant to Section 2.11(d)) as of the end of such fiscal year is (a) greater than 1.25 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 1.00 to 1.00 but equal to or less than 1.25 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) 1.00 to 1.00 or less, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins (it being understood that if the interest rate margins with respect to any Indebtedness are based on a pricing grid, such interest rate margins will be calculated based on the rate on such grid applicable on the applicable date of determination), (b) interest rate floors (subject to the proviso set forth below) and (c) OID and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness) and (ii) any other fee that is not paid directly by the Borrower or its Subsidiaries generally to all relevant holders of such Indebtedness; provided that if such Indebtedness includes any “SOFR” interest rate floor and, at the time of determination, such floor is greater than the Adjusted Term SOFR for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness.  For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred with different amounts of OID or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the higher of (i) the weighted average amounts of the OID or upfront fees with respect to such of the Term Loans of such Class as shall have been first made under this Agreement and (ii) the weighted average of the amounts of the OID and/or upfront fees with respect to all the Term Loans of such Class.  Any determination by the Administrative Agent of the Effective Yield shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination unless such determination shall have been made with bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person; provided that the term “Eligible Assignee” shall not include (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Defaulting Lender, (iii) except as permitted under Section 9.04, any Affiliated Lender and (iv) except as permitted under Section 9.04, CWH, Holdings, any Intermediate Parent, the Borrower or any of their respective subsidiaries.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable laws, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant (and the extent) to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, rights or options to purchase or acquire such interests (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.08(b).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.08(e).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.08(e).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.08(e).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.08(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period,

(ii)an amount equal to the amount of all Non-Cash Charges to the extent deducted (and not added back) in arriving at such Consolidated Net Income,

(iii)decreases in (A) Consolidated Working Capital, (B) the amount of cash held in deposit accounts of Subsidiaries solely for purposes of satisfying minimum liquidity requirements imposed by regulatory bodies and applicable to such Subsidiaries and (C) long-term account receivables, in each case, for such period, and

(iv)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income and cash charges excluded by virtue of clauses (a) through (i) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date),

(ii)without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Capital Expenditures made by the Borrower and its Subsidiaries in cash during such period, but only to the extent that such Capital Expenditures were financed with internally generated cash flow of the Borrower or its Subsidiaries,

(iii)the aggregate amount of all principal payments of Indebtedness of the Borrower and its Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations and (B) the amount of scheduled repayments of the Term Loans made pursuant to Section 2.10, but excluding (1) the payment of any Restricted Debt, except to the extent permitted pursuant to Section 6.07(b), (2) any prepayment of Term Loans pursuant to Section 2.11(c), other than with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, (3) any prepayment, purchase and assignment, repurchase, redemption or other discharge of the Term Loans, Revolving Loans or any Other First Lien Indebtedness to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(c) and (4) all prepayments of Revolving Loans, Swingline Loans or any Other First Lien Indebtedness in the form of a revolving credit facility, in each case under this clause (4), except to the extent there is an equivalent permanent reduction in the related commitments thereunder), but only to the extent financed with internally generated cash flow of the Borrower or its Subsidiaries,

(iv)an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)increases in (A) Consolidated Working Capital, (B) the amount of cash held in deposit accounts of Subsidiaries solely for purposes of satisfying minimum liquidity requirements imposed by regulatory bodies and applicable to such Subsidiaries and (C) long-term accounts receivable, in each case, for such period,

(vi)cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income,

(vii)without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Investments and acquisitions made by the Borrower and its Subsidiaries in cash during such period pursuant to, without  duplication,  clauses (b), (e), (f), (h), (i), (l) (to the extent the corresponding payment under Section 6.07(a) would reduce Excess Cash Flow pursuant to clause (viii) below), (m), (n) or (o) (other than Investments in FreedomRoads Entities, Holdings, the Borrower or any of their subsidiaries) of Section 6.04, in each case to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Subsidiaries,

(viii)the amount of dividends and other Restricted Payments paid by the Borrower in cash during such period pursuant to, without  duplication, clauses (iii), (iv), (v), (vi), (viii) and (ix) of Section 6.07(a), in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Subsidiaries,

(ix)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income,

(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries during the four consecutive fiscal quarters of the Borrower immediately following the end of such period pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or Capital Expenditures, provided that if any amount is deducted from Excess Cash Flow pursuant to this clause (x), to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such four consecutive fiscal quarters is less than the Contract Consideration so deducted, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the period of such four consecutive fiscal quarters, and

(xi)the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchanging Lender” has the meaning assigned to such term in Section 1.05(b).

“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $20,000,000 and all leasehold interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership with an individual value of less than $500,000 (except to the extent that the filing of UCC financing statements are sufficient for perfection of security interests), (c) Equity Interests in any Person (other than any Wholly Owned Subsidiaries) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents, (d) voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or CFC Holdco, (e) any lease, license or other agreement with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any applicable law), (f) any asset subject to a Lien of the type permitted by Section 6.02(d) (whether or not incurred pursuant to such Section) and any asset subject to a Lien permitted by Section 6.02(j), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any applicable law), (g) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, (h) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any applicable law or any agreement with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law), and (i) any asset of or Equity Interest in any FreedomRoads Entity; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in the preceding clauses (a) through (i) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (a) through (i).

“Excluded Information” means information (including Private-Side Information) regarding CWH, Holdings, the Borrower or their respective subsidiaries or the Credit Facilities that is not known to a Lender participating in an assignment to an Affiliated Lender or to the Borrower and that may be material to a decision by such Lender to participate in such assignment.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Secured Obligations, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (e) any CFC Holdco, (f) any Immaterial Subsidiary, (g) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement” and (h) any FreedomRoads Entity.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any

Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it, in each case, by a jurisdiction as a result of (i) such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction, or (ii) any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f), and (e) in the case of a Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to a request by any Loan Party under Section 2.19), any U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender pursuant to applicable law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Credit Agreement” means the Credit Agreement dated as of November 8, 2016, among the Borrower, Holdings, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

“Existing Letters of Credit” means each letter of credit issued for the account of the Borrower pursuant to the Existing Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 2.05.

“Extended/Modified Revolving Commitment” has the meaning assigned to such term in Section 2.24(a)(i).

“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.24(a)(i).

“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.24(a)(ii).

“Extension/Modification” has the meaning assigned to such term in Section 2.24(a).

“Extension/Modification Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.24) and the Borrower executed by each of (a) Holdings, the Borrower and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.24.

“Extension/Modification Offer” has the meaning assigned to such term in Section 2.24(a).

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the

NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal funds effective rate. Notwithstanding the foregoing, the Federal Funds Effective Rate will be deemed to be 0.00% per annum if the Federal Funds Effective Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.00% per annum.

“Fee Letter” means the Administrative Agent Fee Letter dated as of May 13, 2021, between the Borrower and Goldman Sachs Bank USA.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“First Amendment” means the First Amendment to this Agreement, dated as of December 20, 2021, among the Borrower, Holdings, the other Loan Parties, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means December 20, 2021.

“First Amendment Incremental Term Lenders” has the meaning assigned to such term in the First Amendment.

“First Amendment Incremental Term Loans” has the meaning assigned to such term in the First Amendment.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date, net of Unrestricted Cash as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period.

“Fixed Amount” has the meaning assigned to such term in Section 1.06(b).

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 and any successor or supplemental statutes, rules and regulations thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FreedomRoads Entity” means FreedomRoads Intermediate Holdco, LLC, a Minnesota limited liability company, and its subsidiaries.

“FreedomRoads Floorplan Credit Agreement” means (a) the Seventh Amended and Restated Credit Agreement dated as of December 12, 2017, among FreedomRoads, LLC, as borrower, certain of its subsidiaries, as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended by the First Amendment, the Second Amendment and the Third Amendment thereto and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to the Eighth Amended and Restated Credit Agreement dated as of September 30, 2021, among FreedomRoads, LLC, as borrower, certain of its subsidiaries, as borrowers, the lenders party thereto and Bank of America, N.A. (including any guarantee agreements, security documents and related agreements), so long as the Indebtedness thereunder continues to be with respect to floor plan financing arrangements and any working capital revolving credit and letter of credit facilities, and (b) whether in addition to or a replacement or refinancing thereof and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder, one or more other floor plan financing arrangements (including any guarantee agreements, security documents and related agreements), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

“FreedomRoads Floorplan Indebtedness” means Indebtedness of the FreedomRoads Entities outstanding under any FreedomRoads Floorplan Credit Agreement.

“Funded Debt” means all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among Holdings, the Borrower, the other Loan Parties and the Administrative Agent, as supplemented by any supplement.

“Hazardous Materials” means all substances, wastes, pollutants or contaminants, materials, constituents, chemicals or compounds in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of October 6, 2016, as in effect on the date hereof.

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Base Amount” means, at any time, the greater of (a) $725,000,000 and (b) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any Permitted Acquisition or other Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Incremental Base Amount is being determined).

“Incremental Cap” means:

(a)the Incremental Base Amount, plus

(b)in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces, refinances or extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder or the final maturity date of any Specified Other Indebtedness (in each case, other than any Class of Loans or Commitments or any Specified Other Indebtedness to the extent theretofore incurred or established in reliance on the Incremental Base Amount), an amount equal to the portion of the relevant Class of Loans or Commitments or Specified Other Indebtedness that will be replaced, refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (i) no Incremental Facilities may be incurred in reliance on this clause (b) in respect of any Specified Other Indebtedness that is unsecured or that is secured on a junior basis to the Liens securing the Credit Facilities, (ii) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (b) in respect of any Specified Other Indebtedness that is unsecured and (iii) no Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities may be incurred in reliance on this clause (b) in respect of any Specified Other Indebtedness that is secured on a junior basis to the Liens securing the Credit Facilities; plus

(c)the sum of the aggregate amount of (i) any optional prepayment of any Term Loan pursuant to Section 2.11(a) and any optional permanent reduction of any Revolving Commitments pursuant to Section 2.08(b), (ii) any optional prepayment, redemption, repurchase or other retirement of Other First Lien Indebtedness (in the case of any revolving Other First Lien Indebtedness, solely to the extent accompanied by a permanent reduction of the revolving commitments in respect thereof) and (iii) any reduction in the outstanding principal amount of any Term Loan or any Other First Lien Indebtedness (other than revolving Other First Lien Indebtedness) resulting from any assignment of such Term Loan or Other First Lien Indebtedness to, or purchase thereof by, the Borrower and/or any Subsidiary and the cancellation thereof (in each case, other than Term Loans, Revolving Commitments or Other First Lien Indebtedness to the extent theretofore incurred or established in reliance on the Incremental Base Amount), in each case under this clause (c), only to the extent of the actual amount of cash paid by the Borrower and its Subsidiaries in connection with the relevant optional prepayment, redemption, purchase or assignment and/or other retirement and only to the extent not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness); plus

(d)an unlimited amount so long as, in the case of this clause (d), at the time of the incurrence of the relevant Incremental Facility or Incremental Equivalent Debt and after giving Pro Forma Effect thereto and the use of the proceeds thereof (but without “netting” the cash proceeds thereof) and assuming a full drawing thereof, (i) in the case of any Incremental Facility or any Incremental Equivalent Debt that is secured by Liens on any Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities, the First Lien Net Leverage Ratio would not exceed 1.50 to 1.00, (ii) in the case of any Incremental Equivalent Debt that is secured by Liens on any Collateral on a junior basis to the Liens on such Collateral securing the Credit Facilities, the Secured Net Leverage Ratio would not exceed 2.00 to 1.00 and (iii) in the case of any Incremental Equivalent Debt that is unsecured or is secured solely by assets that do not constitute Collateral, the Total Net Leverage Ratio would not exceed 3.00 to 1.00;

provided, that (i) any Incremental Facility and/or Incremental Equivalent Debt, or any portion thereof, may be incurred under one or more of clauses (a) through (d) of this definition, as selected by the Borrower in its sole discretion and (ii) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be incurred under clause (d) of this definition and any other clause of this definition in a single transaction or series of related transaction, the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred under clause (d) of this definition shall be determined in accordance with Section 1.06(b).

“Incremental Commitment” means any commitment by a Lender to provide all or any portion of any Incremental Facility.

“Incremental Equivalent Debt” means any Indebtedness of the Borrower in the form of first lien secured loans or notes, junior lien secured loans or notes, senior unsecured loans or notes, subordinated unsecured loans or notes or “mezzanine” debt, in each case, whether issued in a public offering, Rule 144A or other private placement, in each case on such terms and pursuant to documentation as shall be determined by the Borrower and the Persons providing such Indebtedness; provided that, in each case:

(a)the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount of all Incremental Facilities, shall not exceed the Incremental Cap (as in effect at the time of the relevant determination);

(b)the final maturity date of any Incremental Equivalent Debt (determined, in the case of Customary Bridge Loans, in accordance with the definition of “Customary Bridge Loans”) shall be no earlier than the Latest Maturity Date as of the date of the incurrence thereof;

(c)the Weighted Average Life to Maturity of any Incremental Equivalent Debt (determined, in the case of Customary Bridge Loans, in accordance with the definition of “Customary Bridge Loans”) shall be no shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the incurrence thereof;

(d)no Incremental Equivalent Debt may be (i) the primary obligation of any Person other than the Borrower or a Subsidiary Loan Party or Guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (ii) shall be deemed not to constitute a Guarantee by such Person, or (ii) secured by any assets other than the Collateral, provided that any Incremental Equivalent Debt may be secured by the proceeds of such Incremental Equivalent Debt, and any related deposit of cash or Permitted Investments to cover interest and premium with respect to such Incremental Equivalent Debt, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Equivalent Debt pending the application of the proceeds thereof; provided further that any Liens on any Collateral securing Incremental Equivalent Debt may only be pari passu with or junior to the Liens on such Collateral securing the Credit Facilities;

(e)any Incremental Equivalent Debt that is secured by any Liens on any Collateral or that is subordinated in right of payment to the Credit Facilities shall be subject to an Acceptable Intercreditor Agreement;

(f)any Incremental Equivalent Debt in the form of term loans secured by Liens on any Collateral on a pari passu basis to the Liens on such Collateral securing the Credit Facilities shall be subject to clause (iv)(A) of the proviso to Section 2.22(a), mutatis mutandis; and

(g)except with respect to pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments and redemptions (including restrictions on prepayments and redemptions) and except as otherwise permitted herein, Incremental Equivalent Debt shall not contain terms materially more restrictive (when taken as a whole and as determined by the Borrower in good faith) on the Borrower and its Subsidiaries than those applicable to any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the incurrence thereof (except to the extent such terms are (A) applicable only after the Latest Term Loan Maturity Date as of the date of the incurrence thereof and/or (B) consistent with market terms and conditions (when taken as a whole) at the time of the incurrence thereof (as determined by the Borrower in good faith)).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings, the Borrower and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.22.

“Incremental Increase” has the meaning assigned to such term in Section 2.22(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.06(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue, (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or (z) “right to use” liabilities under real estate lease transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 8.06.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Restricted Payment Amount” means, at any time, the greater of (a) $100,000,000 and (b) 15.0% of Consolidated EBITDA for the most recently ended Test Period.

“Initial Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Initial Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permitted amount of such Lender’s Initial Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.22 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Initial Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed or provided its Initial Revolving Commitment, as the case may be.  The aggregate amount of the Initial Revolving Commitments on the Effective Date is $65,000,000.

“Initial Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount at such time of such Lender’s Initial Revolving Loans and (b) the amount of such Lender’s LC Exposure and Swingline Exposure at such time, in each case, attributable to its Initial Revolving Commitment.

“Initial Revolving Facility” means the Initial Revolving Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Commitment or any Initial Revolving Exposure.

“Initial Revolving Loan” means the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(b).

“Initial Revolving Maturity Date” means March 3, 2028; provided that if on any date (such date, the “Springing Initial Revolving Maturity Date”) that is (a) prior to the Initial Revolving Maturity Date set forth above and (b) 91 days prior to the final scheduled maturity date applicable to any FreedomRoads Floorplan Indebtedness, the aggregate principal amount of Short-Dated FreedomRoads Floorplan Indebtedness is above US$0, then, on such date, the Initial Revolving Maturity Date shall automatically be modified to be the Springing Initial Revolving Maturity Date, or if such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed or provided its Initial Term Commitment, as the case may be.  The aggregate amount of the Initial Term Commitments on the Effective Date is $1,100,000,000.

“Initial Term Lender” means any Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loans” means, collectively, (a) the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a) and (b) from and after the First Amendment Effective Date, the First Amendment Incremental Term Loans.

“Initial Term Maturity Date” means June 3, 2028.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” means, at any time, any Acceptable Intercreditor Agreement then in effect.

“Interest Election Request” means a written request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, substantially in the form of Exhibit G hereto or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, three or six months thereafter (in each case, subject to the availability thereof), as selected by the Borrower in a Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date applicable to such Borrowing and (d) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Wholly Owned Subsidiary of Holdings of which the Borrower is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness or other obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by the investing Person representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by the investing Person representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings.

“IPO Transactions” means the issuance and sale of shares of Class A common stock of CWH for cash in an underwritten public offering completed on October 13, 2016, and the transactions undertaken in connection therewith.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Goldman Sachs Bank USA, (b) JPMorgan Chase Bank, N.A. and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall cause such branch or Affiliate to comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Class of Loans or Commitments on such date (giving effect to any repayment or prepayment of Loans or termination of Commitments to occur on such date).

“Latest Revolving Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Class of Revolving Loans or Revolving Commitments on such date (giving effect to any prepayment or repayment of Loans and termination of Commitments to occur on such date).

“Latest Term Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Class of Term Loans or Term Commitments on such date (giving effect to any prepayment or repayment of Loans or termination of Commitments to occur on such date).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05, expressed as an amount representing the maximum LC Exposure attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or in the agreement referred to in Section 2.05(k) pursuant to which it became an Issuing Bank hereunder. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.  The aggregate amount of the LC Commitments on the Effective Date is $25,000,000.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCT Test Date” has the meaning assigned to such term in Section 1.06(a).

“Lender-Related Person” means the Administrative Agent, each Issuing Bank, each Lender, the Syndication Agent, the Documentation Agent, the Arrangers and each Related Party of any of the foregoing Persons.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means (a) each Existing Letter of Credit and (b) each letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Transaction” means (a) any acquisition or Investment or any sale, transfer or other disposition of assets (other than in the ordinary course of business) permitted by this Agreement that the Borrower or one of its Subsidiaries is contractually or legally committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) or (b) any repayment, prepayment, redemption or other discharge of Indebtedness by the Borrower or any Subsidiary that requires delivery of an irrevocable notice (which may be conditional) thereof.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, each Incremental Facility Amendment, each Refinancing Amendment, each Extension/Modification Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, each Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means Holdings, any Intermediate Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means  the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments of such Class representing more than 50% of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time; provided that for purposes of this clause (a), the Swingline Exposure and unused Revolving Commitment of any Class of any Revolving Lender that is a Swingline Lender shall be determined without giving effect to clause (b) (and the parenthetical clause set forth in clause (a)) of the definition of the term Swingline Exposure; and (b) in the case of the Term Lenders of any Class, Lenders holding Term Loans or Term Commitments of such Class representing more than 50% of the aggregate principal amount of the Term Loans and the aggregate Term Commitments of such Class at such time, provided that whenever there are one or more Defaulting Lenders, the Revolving Exposures, unused Revolving Commitments, Term Loans and Term Commitments of each Defaulting Lender shall, in each case, be excluded for purposes of making a determination of the Majority in Interest of any Class.

“Management Investors” means the directors, officers and employees of Holdings, any Intermediate Parent, the Borrower and/or its Subsidiaries who are (directly or indirectly, including through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means a materially adverse effect on (a) the business, financial condition or results of operations of Holdings, any Intermediate Parent, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, any Intermediate Parent, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, any Intermediate Parent, the Borrower or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (a) each Wholly Owned Subsidiary that had revenues or total assets for or as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, for which financial statements are referred to in Section 3.04) in excess of 1.0% of the consolidated revenues or total assets, as applicable, of the Borrower for or as of the last day of such fiscal quarter and (b) each Wholly Owned Subsidiaries that itself would not have been a Material Subsidiary under clause (a) but that, taken together with all other such Wholly Owned Subsidiaries, had revenues or total assets for or as of the last day of such fiscal quarter of the Borrower in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower for or as of the last day of such fiscal quarter.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Maturity Date and (c) with respect to any other Class of Term Loans or Commitments, the final scheduled maturity date therefor set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted or required to be granted pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.12, which for the avoidance of doubt will exclude any Excluded Assets.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and its Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are required to be made by Holdings, any Intermediate Parent, the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by a Lien on such asset (which Lien, if such assets constitute Collateral, ranks prior to the Lien securing the Secured Obligations), (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower and its Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Notwithstanding the foregoing provisions of this definition, any proceeds of a Prepayment Event related to assets of any FreedomRoads Entity shall for all purposes of this Agreement be deemed not to constitute “Net Proceeds” if, to the extent and for so long as (1) such proceeds are required to be applied, and are so applied, to mandatory prepayments of amounts outstanding under, or otherwise required to be applied under, the FreedomRoads Floorplan Credit Agreement or (2) such proceeds are otherwise restricted from being distributed to the Borrower pursuant to the terms of the FreedomRoads Floorplan Credit Agreement;

provided, that if any amount of such proceeds referred to in the preceding clause (2) shall cease to be so restricted, then such amount shall no longer be excluded from the definition of “Net Proceeds”.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, and (e) other non-cash charges, in each case excluding amortization of a prepaid cash item that was paid in a prior period; provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA and Excess Cash Flow to such extent.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Investment Amount” means, on any date of determination, the sum of (a) the greater of (i) $180,000,000 and (ii) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis, including to give effect to any Investment with respect to which the Non-Loan Party Investment Amount is being determined) and (b) the Available Amount.

“Not Otherwise Applied” means, with reference to any amount, that such amount was not previously applied pursuant to Sections 6.04(b), 6.04(m), 6.07(a)(v)(D), 6.07(a)(vi), 6.07(a)(vii) and 6.07(b)(iv) and the definition of the term “Non-Loan Party Investment Amount”.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.  Notwithstanding the foregoing, if any of the aforesaid rates as so determined is less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for all purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“OID” means original issue discount.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other First Lien Indebtedness” means any Indebtedness permitted by Sections 6.01(a)(xix) and 6.01(a)(xx), in each case, only if such Indebtedness is pari passu in right of payment with respect to the Credit Facilities and is secured by Liens on any Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities.

“Other Taxes” means all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Payment Recipient” has the meaning assigned to such term in Section 8.08(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B or any other form reasonably approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance with applicable law, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) the Borrower shall comply with Section 5.11 with respect to each such purchase or other acquisition and (e) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default pursuant to Section 7.01(h) or 7.01(i) shall have occurred and be continuing.

“Permitted Encumbrances” means:

(a)Liens for Taxes not yet due or payable or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(d)Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit and such obligations are permitted by Section 6.01;

(h)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(i)leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness; and

(j)any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees and in clause (g) above.

“Permitted Holders” means (a) the Sponsor, (b) Stephen Adams and Marcus Lemonis and their respective wives, children, grandchildren and other immediate family members and any personal representatives of their estates or trusts of which they or their respective wives, children, grandchildren or other immediate family members are the sole beneficiaries (in each case, directly or indirectly, including through one or more investment vehicles) and (c) the Management Investors.

“Permitted Investments” means any of the following:

(a)dollars, euro or such other currencies held by it from time to time in the ordinary course of business;

(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and in each case having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j)investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Refinancing” means, with respect to any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances, renews, extends or replaces such Original Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness  except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such refinancing, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder (in the case of any such commitments, only if and to the extent that, had such Original Indebtedness been incurred under such commitments at the time such Permitted Refinancing is incurred, it would have been permitted hereunder), (b) if such Original Indebtedness is Specified Other Indebtedness, such Permitted Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Original Indebtedness, (c) if such Original Indebtedness is Incremental Equivalent Debt or any prior Permitted Refinancing in respect thereof, such Permitted Refinancing may not be (i) the primary obligation of any Person other than the Borrower or a Subsidiary Loan Party, (ii) Guaranteed by any Person that is not a Loan Party or (iii) secured by any assets other than the Collateral (it being understood that any Permitted Refinancing with respect to any Ratio Debt shall be subject to the applicable limitations set forth in Section 6.01(a)(xx)), (d) if such Original Indebtedness is unsecured, such Permitted Refinancing may not be secured, (e) if such Original Indebtedness is secured, such Permitted Refinancing may not be secured by any Lien on any asset other than the assets that secured (or, in the case of after-acquired assets, would be required to secure pursuant to the terms thereof) such Original Indebtedness or, to the extent such assets would have been required to secure such Original Indebtedness pursuant to the terms thereof, that are proceeds and products of, or after-acquired property that is affixed or incorporated into, the assets that secured such Original Indebtedness, (f) if the Liens securing such Original Indebtedness are contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing such Permitted Refinancing shall be subordinated to the Liens on the Collateral securing the Credit Facilities on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (x) applicable to the Liens securing such Original Indebtedness, taken as a whole, or (y) set forth in an Acceptable Intercreditor Agreement, and (g) if the Original Indebtedness is subordinated in right of payment to the Loan Document Obligations, such Permitted Refinancing shall be subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness.  For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a)any sale, transfer or other disposition (including by way of merger or consolidation) of any property or asset of the Borrower or any of its Subsidiaries permitted by Section 6.05(k) or 6.05(l), or any Casualty Event in respect of any property or asset of the Borrower or any of its Subsidiaries, other than (i) dispositions and Casualty Events resulting in aggregate Net Proceeds not exceeding (A) $3,500,000 in the case of any single transaction or event or series of related transactions or events and (B) $7,000,000 for all such transactions or events during any fiscal year of the Borrower or (ii) any sale-leaseback transactions permitted by Section 6.06; or

(b)the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board of Governors (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private-Side Information” means any information with respect to CWH, Holdings, the Borrower, any of their respective subsidiaries or any of their or their respective subsidiaries’ securities that is not Public-Side Information.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter that ends prior to the last day of the Post-Transaction Period with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to be realized as a result of (a) specified actions either taken or expected to be taken within 12 months after the date of such Specified Transaction for the purposes of realizing cost savings (to the extent that the Borrower reasonably expects to realize such savings within 18 months after such date), in each case so long as such cost savings are reasonably identifiable and quantifiable and factually supportable (as evidenced by a certificate from a Financial Officer), or (b) any additional costs incurred prior to or during such 12-month period in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries; provided that (i) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (ii) the aggregate amount of add-backs pursuant to this definition in any Test Period shall not exceed 15.0% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any add-back pursuant to this definition and clause (a)(vi) of the definition of “Consolidated EBITDA”) and (iii) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period, and, in the case of cost savings, net of the amount of actual benefits realized during such period from such actions.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition described in the definition of “Specified Transaction”, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter that ends prior to the last day of the Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four quarter period prior to its disposal.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Public Company Expenses” means expenses incurred in connection with (a) the IPO Transactions, (b) compliance with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act and the rules and regulations promulgated thereunder, as applicable to companies with equity or debt securities held by the public, or the rules of national securities exchanges applicable to companies with listed equity or debt securities, and (c) any other expenses attributable to the status of CWH as a public company, including expenses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ fees, directors’ and officer’s insurance and other executive costs, legal, audit and other professional fees and listing and filing fees.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Public-Side Information” means information that either (a) is publicly available or (b) is not material non-public information (within the meaning of United States Federal and State securities laws and, where applicable, foreign securities laws) concerning CHW, Holdings, the Borrower, any of their respective subsidiaries or any of their or their respective subsidiaries’ securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.19(a).

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower, as applicable, in each case other than Disqualified Equity Interests.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(a)(xx).

“Received Loans” has the meaning assigned to such term in Section 1.05(b).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Adjusted Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (b) if such Benchmark is not the Adjusted Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Refinanced Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Refinancing” means (a) the payment and discharge of the principal of and interest accrued on all outstanding loans, and all other amounts outstanding or accrued, under the Existing Credit Agreement, the termination of the commitments thereunder and the cancellation or termination of all letters of credit outstanding thereunder (other than the Existing Letters of Credit), it being agreed that the payment of the principal amount of the loans outstanding under the Existing Credit Agreement may take the form of a “cashless roll” of such loans into the Initial Term Loans pursuant to Section 1.05 and the Cashless Exchange Letter, and (b) the termination and release of all Guarantees and Liens supporting or securing any of the Indebtedness or other obligations referred to in the foregoing clause (a) or created under the documentation governing any such Indebtedness to support or secure any obligations under Swap Agreements, cash management obligations or other ancillary obligations.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.23) and the Borrower executed by each of (a) Holdings, the Borrower and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Refinancing Facility being established pursuant thereto and in accordance with Section 2.23.

“Refinancing Commitment” means any commitment by a Lender to provide all or any portion of any Refinancing Facility.

“Refinancing Facilities” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Increase” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Lender” has the meaning assigned to such term in Section 2.23(b).

“Refinancing Loans” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Facility” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Facility” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Repricing Transaction” means (a) any prepayment or repayment of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of, and using the proceeds of, any syndicated term loans (including any Refinancing Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid or repaid and (b) any amendment, waiver or other modification to this Agreement that has the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided, that the primary purpose (as determined by the Borrower in good faith) of such prepayment, repayment, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided further that in no event shall any such prepayment, repayment, amendment, waiver or other modification in connection with any transaction that would, if consummated, constitute a Change in Control constitute a Repricing Transaction.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, including the Environment, within any building, structure, facility or fixture.

“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that (a) for purposes of this definition, the Swingline Exposure and unused Revolving Commitments of any Revolving Lender that is a Swingline Lender shall be determined without giving effect to clause (b) (and the parenthetical clause set forth in clause (a)) of the definition of the term Swingline Exposure and (b) whenever there are one or more Defaulting Lenders, the Revolving Exposures, Term Loans and unused Commitments of each Defaulting Lender shall, in each case, be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that (a) for purposes of this definition, the Swingline Exposure and unused Revolving Commitments of any Revolving Lender that is a Swingline Lender shall be determined without giving effect to clause (b) (and the parenthetical clause set forth in clause (a)) of the definition of the term Swingline Exposure and (b) whenever there are one or more Defaulting Lenders, the Revolving Exposures and unused Revolving Commitments of each Defaulting Lender shall, in each case, be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, vice president, chief financial officer, chief administrative officer, chief legal officer, chief operating officer, treasurer or assistant treasurer, or other similar officer, manager or a director of such Person and, with respect to limited liability companies or partnerships that do not have officers, of any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement”, any secretary or assistant secretary of such Person.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations or Indebtedness that is secured by Liens on any Collateral that are junior to the Liens on such Collateral securing the Credit Facilities.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.07(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Availability Period” means the period after the Effective Date to but excluding the earlier of the Initial Revolving Maturity Date and the date of termination of the Initial Revolving Commitments.

“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.

“Revolving Commitment” means any Initial Revolving Commitment and any Additional Revolving Commitment, or a combination thereof, as the context requires.

“Revolving Exposure” means any Initial Revolving Exposure and any Additional Revolving Exposure.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans and other extensions of credit thereunder.

“Revolving Lender” means any Lender with a Revolving Commitment or any Revolving Exposure.

“Revolving Loans” means any Initial Revolving Loan and any Additional Revolving Loan, or a combination thereof, as the context requires.

“RV Dealership Acquisition” means an acquisition by any FreedomRoads Entity of a recreation vehicle dealership and the associated goodwill, assets and working capital acquired in connection therewith, and the payment of related transaction fees, costs and expenses.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date, net of Unrestricted Cash as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period.

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.12 to secure any of the Secured Obligations.

“Short-Dated FreedomRoads Floorplan Indebtedness” means, as of any date of determination, any FreedomRoads Flooplan Indebtedness that has a final scheduled maturity date that is 91 days or less after such date of determination.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Specified Other Indebtedness” means any Indebtedness permitted by Section 6.01(a)(xix) or 6.01(a)(xx).

“Specified Transaction” means, with respect to any period, any Permitted Acquisition or a similar Investment, any sale, transfer or other disposition of assets constituting a business unit, division, product line or line of business, any incurrence or repayment of Indebtedness, any Restricted Payment or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” means Crestview Partners II GP, L.P. and its Affiliates.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement and the Collateral Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Supported QFC” has the meaning assigned to such term in Section 9.24(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, any Intermediate Parent, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04, expressed as an amount representing the maximum aggregate principal amount of such Swingline Lender’s outstanding Swingline Loans. The initial amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule 2.01 or in the agreement referred to in Section 2.04(d) pursuant to which it became a Swingline Lender hereunder. The Swingline Commitment of any Swingline Lender may be increased or reduced by written agreement between such Swingline Lender and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.  The aggregate amount of the Swingline Commitments on the Effective Date is $10,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Revolving Lender that is a Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means (a) Goldman Sachs Bank USA, (b) JPMorgan Chase Bank, N.A. and (c) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Goldman Sachs Bank USA.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of October 6, 2016, by and among CWH, the management representative (as defined therein) and the other members of Holdings party thereto, as in effect on the date hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means any Borrowing comprised of Term Loans.

“Term Commitment” means any Initial Term Commitment and any Additional Term Commitment, or a combination thereof, as the context requires.

“Term Facility” means the Term Loans and the Term Commitments.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means any Initial Term Loan and any Additional Term Loan, or a combination thereof, as the context requires.

“Term SOFR” means:

(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York City time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York City time, on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means (a) for an Interest Period of one month, 0.11448%, (b) for an Interest Period of three months, 0.26161% and (c) for an Interest Period of six months, 0.42826%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means  the forward-looking term rate based on SOFR.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, are referred to in Section 3.04).

“Third Amendment Effective Date” means December 2, 2024.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date, net of Unrestricted Cash as of such date, to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary, including, for the avoidance of doubt, any premiums, prepayment penalties, and write-offs paid or made, in connection with the transactions described in clauses (a) and (b) of the definition of “Transactions”.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”) or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Permitted Investments as of such date of the Borrower and its Subsidiaries (other than the FreedomRoads Entities), determined in accordance with GAAP, excluding (a) cash and Permitted Investments that would be identified as “restricted” on a consolidated balance sheet of the Borrower prepared in accordance with GAAP and (b) cash and Permitted Investments that are subject to any Liens, other than Liens created under the Loan Documents and Liens permitted pursuant to Sections 6.02(b), 6.02(f), 6.02(o)(i), 6.02(o)(ii), 6.02(t) or 6.02(u).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.19(a).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (with the amount of any such required scheduled payment prior to the final maturity thereof to be determined disregarding the effect thereon of any prepayment made in respect of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers  of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

SECTION 1.03Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees of all Governmental Authorities.  The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or therein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof and (e) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections of, and Exhibits and Schedules to, such Loan Document.

SECTION 1.04Accounting Terms; GAAP; Pro Forma Basis.

(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof (including any definition) to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof (or, in the case of Indebtedness issued at a discount (other than an underwriting discount) to stated principal amount, the issue price thereof plus accreted discount), (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

(b)Notwithstanding anything to the contrary herein, but subject to Section 1.06, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the amount of Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Specified Transaction occurs (or with respect to any Test Period to determine whether any Specified Transaction is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Specified Transaction (including such Specified Transaction that is to be consummated) on a Pro Forma Basis.  Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Specified Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such

Test Period as if such Specified Transaction had occurred as of the first day of the applicable Test Period; provided that when calculating the Total Net Leverage Ratio for purposes of the definitions of “Applicable Rate”, “Commitment Fee Rate” and “ECF Percentage” and for purposes of Section 6.11(a) (other than for the purpose of determining compliance with Section 6.11(a) on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

SECTION 1.05Cashless Rollovers.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any extension, replacement, renewal or refinancing of any Class of Loans hereunder, any Lender may, with the consent of the Borrower, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s applicable share of any payment hereunder with respect to such Loans, it being agreed that (i) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement and (ii) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

(b)Notwithstanding anything to the contrary in Section 2.06 or any other provision of this Agreement, pursuant to and in accordance with the terms of the Cashless Exchange Letter, each lender party to the Existing Credit Agreement and holding term loans outstanding thereunder as of the Effective Date that has selected the “cashless exchange election” pursuant to the Cashless Exchange Letter and has delivered an executed signature page to the Cashless Exchange Letter (each such lender, an “Exchanging Lender”) shall, upon the Administrative Agent marking the Register as contemplated by the Cashless Exchange Letter, become a party to this Agreement as a Lender in respect of, and shall hold, Initial Term Loans in an aggregate principal amount equal to its Exchanged Amount (as defined in the Cashless Exchange Letter) (such Initial Term Loans acquired by each such Exchanging Lender pursuant to this Section 1.05(b) and the Cashless Exchange Letter, the “Received Loans”). For the avoidance of doubt, it is acknowledged and agreed that (i) each Received Loan shall be initially made by Goldman Sachs Bank USA on the Effective Date, (ii) notwithstanding anything to the contrary in Section 2.06 or any other provision of this Agreement, neither Goldman Sachs Bank USA nor the Administrative Agent shall be required to wire transfer, pay or remit any amount with respect to the Received Loans made by Goldman Sachs Bank USA, but the Received Loans shall be deemed to have been funded by Goldman Sachs Bank USA in satisfaction of the corresponding amount of its Initial Term Commitment and shall be outstanding (for the full principal amount thereof) as of the Effective Date for all purposes of this Agreement and the other Loan Documents and shall be transferred to each Exchanging Lender by marking the Register as contemplated by the Cashless Exchange Letter and (iii) each Exchanging Lender shall only become a Lender hereunder after, and not upon, the effectiveness of this Agreement. Upon the occurrence of the Effective Date, the funding (including deemed funding of the Exchanged Amounts (as defined in the Cashless Exchange Letter) by cashless exchange as contemplated by this Section 1.05(b) and the Cashless Exchange Letter) of the Initial Term Loans and the payment of the Additional Amounts (as defined in the Cashless Exchange Letter), and notwithstanding anything to the contrary contained in the Existing Credit Agreement or this Agreement, the Borrower’s obligation to pay in cash the Exchanged Amounts (as defined in the Cashless Exchange Letter) to or for the account of each Exchanging Lender in respect of the term loans held by such Exchanging Lender outstanding under the Existing Credit Agreement shall be deemed to have been, and shall be, satisfied and discharged in full.

SECTION 1.06Certain Calculations and Tests.  (a) Solely for purposes of determining (i) compliance with any provision of this Agreement (including showing compliance with Section 6.11(a) on a Pro Forma Basis) that requires the calculation of the Total Net Leverage Ratio, the Secured Net Leverage Ratio or Consolidated EBITDA or (ii) whether a Default or an Event of Default has occurred and is continuing, in each case in connection with any determination as to whether a Limited Conditionality Transaction is permitted to be consummated (but, for the avoidance of doubt, not for purposes of determining whether the Borrower has actually complied with Section 6.11(a)), the date of determination of whether such Limited Conditionality Transaction is permitted hereunder shall, at the option of the Borrower, be the date on which the definitive agreements for such Limited Conditionality Transaction are entered into or the date on which the Borrower or the applicable Subsidiary becomes legally obligated to consummate such Limited Conditionality Transaction (or (x) in the case of any acquisition or Investment made pursuant to a tender or similar offer, at the time of the commencement of such offer and (y) in the case of any repayment, prepayment, redemption or other discharge of Indebtedness, at the time of delivery of an irrevocable notice (which may be conditional) thereof) (the “LCT Test Date”), with such determination to give Pro Forma Effect to such Limited Conditionality Transaction and the transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date.  For the avoidance of doubt, if the Borrower has exercised such option and any of the ratios or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or amount, including due to fluctuations in Consolidated EBITDA or Acquired EBITDA, at or prior to the consummation of such Limited Conditionality Transaction, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such Limited Conditionality Transaction and the transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens) are permitted to be consummated.  If the Borrower has exercised such option for any Limited Conditionality Transaction, then, in connection with any subsequent calculation of ratios or amounts on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Conditionality Transaction is consummated and (ii) the date that the definitive agreements for such Limited Conditionality Transaction are terminated or expire (or (x) in the case of any acquisition or Investment made pursuant to a tender or similar offer, such offer is terminated or expires and (y) in the case of any repayment, prepayment, redemption or other discharge of Indebtedness, such notice is rescinded as a result of a non-satisfaction of a condition stated therein) without consummation of such Limited Conditionality Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Transaction and the transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated (and, in the case of any such calculation with respect to a Restricted Payment or a Restricted Debt Payment, both on such Pro Forma Basis and on an actual basis).

(b)Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including Section 6.11 and/or any Total Net Leverage Ratio test) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including Section 6.11 and/or any Total Net Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full Pro Forma Effect to any increase in the amount of Consolidated EBITDA resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts.  The Borrower may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts.  It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness (including any acquisition or other Investment consummated concurrently therewith and any other application of the proceeds thereof), but without netting the cash proceeds of such Indebtedness, and assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(c)The Borrower may, at any time and from time to time in its sole discretion, (i) for the purposes of determining compliance with Sections 6.01 and 6.02, reclassify any portion of any Indebtedness (other than any Indebtedness under the Loan Documents) previously incurred under any clause of Section 6.01 other than clause 6.01(a)(xix) or clause 6.01(a)(xx) as having been incurred under either such clause and (ii) for the purposes of calculating the Incremental Cap, reclassify any portion of any Incremental Facility or Incremental Equivalent Debt previously incurred under clauses (a) through (c) of the definition of the term “Incremental Cap” as having been incurred under clause (d) of such definition, in each case, if, at any time after the incurrence thereof, such portion of such Indebtedness or such portion of such Incremental Facility or Incremental Equivalent Debt, as the case may be, would, using the figures as of the end of any Test Period ended after the time of the incurrence thereof, be permitted under the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio test, as applicable, set forth in clause 6.01(a)(xix) or 6.01(a)(xx) of Section 6.01 (and satisfies the other requirements set forth in such clause) or in clause (d) of the definition of the term “Incremental Cap”, as the case may be.

SECTION 1.07Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.

SECTION 1.08Interest Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Reference Rate, the Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, the Adjusted Term SOFR or Term SOFR prior to its discontinuance or unavailability.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

SECTION 2.01Commitments.  Subject to the terms and conditions of this Agreement, (a) each Initial Term Lender severally agrees to make an Initial Term Loan to the Borrower denominated in dollars on the Effective Date in a principal amount equal to such Lender’s Initial Term Commitment, and (b) each Initial Revolving Lender agrees to make Initial Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Initial Revolving Exposure exceeding such Lender’s Initial Revolving Commitment or (ii) the aggregate Initial Revolving Exposures exceeding the aggregate Initial Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Initial Revolving Loans.  Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.

SECTION 2.02Loans and Borrowings.

(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Each Swingline Loan shall be made in accordance with Section 2.04.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Term SOFR Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Term SOFR Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the Commitments of such Class.  At the time that each ABR Borrowing (including any Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing of any Class or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Commitments of such Class or, in the case of a Swingline Loan, of the aggregate Revolving Commitments or, in the case of ABR Revolving Borrowings or Swingline Loans, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Term SOFR Borrowings outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

SECTION 2.03Requests for Borrowings.

(a)Each Revolving Borrowing and Term Borrowing shall be made upon the Borrower’s notice to the Administrative Agent, in the form of a written Borrowing Request signed by a Responsible Officer of the Borrower, (i) in the case of a Term SOFR Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that (A) any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (B) any such notice of a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be given no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment.  Each such Borrowing Request shall be irrevocable, except as may otherwise be specified with respect thereto in the applicable Incremental Facility Amendment or Refinancing Amendment.

(b)Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate principal amount of the requested Borrowing and the Class thereof;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04Swingline Loans.

(a)Subject to the terms and conditions set forth herein (including Section 2.20), in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans of such Swingline Lender exceeding its Swingline Commitment, (ii) the Revolving Exposure of any Class of any Revolving Lender exceeding its Revolving Commitment of such Class or (iii) the aggregate Revolving Exposure of any Class exceeding the aggregate Revolving Commitments of such Class, provided that (A) a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) no Swingline Lender shall be required to make a Swingline Loan if any Revolving Lender is at that time a Defaulting

Lender if, after giving effect to Section 2.20(a)(iv), any Defaulting Lender Fronting Exposure shall remain outstanding.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required hereby.

(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by delivery of a written Borrowing Request signed by a Responsible Officer of the Borrower, not later than 10:00 a.m., New York City time, or, if agreed by such Swingline Lender, 12:00 noon, New York City time, on the day of such proposed Swingline Loan.  Each such Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Loan (which shall be a Business Day), (ii) the amount of the requested Swingline Loan and (iii) the location and number of the Borrower’s account to which funds are to be credited, or in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.  The applicable Swingline Lender shall make the requested Swingline Loan available to the Borrower by remitting the amount of such Swingline Loan to the account of the Borrower designated by the Borrower in the applicable Borrowing Request or in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)Any Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in making any Swingline Loan, the applicable Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan is made, the Required Revolving Lenders shall have notified the applicable Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event any Swingline Lender shall have received any such notice, no Swingline Lender shall have any obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by any Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by such Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (and shall specify the Swingline Commitment of such designated Revolving Lender), executed by the Borrower, the Administrative Agent and such designated Revolving Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e)The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero.  Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f)At any time that there shall exist a Revolving Lender that is a Defaulting Lender, the Borrower shall, within one Business Day following notice and request by any Swingline Lender, repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Defaulting Lender Fronting Exposure (after giving effect to Section 2.20(a)(iv)) in respect of such Swingline Loans.

SECTION 2.05Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein (including Section 2.20), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue standby Letters of Credit denominated in dollars for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower and such Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time after the Effective Date and prior to the fifth Business Day prior to the Initial Revolving

Maturity Date.  From and after the Effective Date, each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (e) and (f) of this Section 2.05), to be a Letter of Credit issued for the account of the Borrower on the Effective Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any Subsidiary to, or entered into by the Borrower or any Subsidiary with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (d) of this Section)), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate amount of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed its LC Commitment, (ii) the Revolving Exposure of any Class of any Revolving Lender shall not exceed its Revolving Commitment of such Class and (iii) the aggregate Revolving Exposures of any Class shall not exceed the aggregate Revolving Commitments of such Class.  No Issuing Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law or regulation applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (B) except as otherwise agreed by such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, (C) the issuance of such Letter of Credit would violate any policies of the applicable Issuing Bank applicable to letters of credit generally, or (D) any Revolving Lender is at that time a Defaulting Lender, if, after giving effect to Section 2.20(a)(iv), any Defaulting Lender Fronting Exposure shall remain outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Revolving Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure (after giving effect to Section 2.20(a)(iv)) arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Defaulting Lender Fronting Exposure.

(c)Notice.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have confirmed with the

Administrative Agent that such issuance, amendment, renewal or extension is permitted under Section 2.05(b)(iii).

(d)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Initial Revolving Maturity Date (as in effect at the time of the issuance thereof (or, in the case of any renewal or extension of any Letter of Credit, at the time of such renewal or extension); provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Initial Revolving Maturity Date (as in effect at the time of such renewal) except to the extent cash collateralized or backstopped pursuant to arrangements acceptable to the applicable Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (d) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(f)Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower of such LC Disbursement in accordance with the provisions of Section 2.05(h), and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) on the same day if notified by such Issuing Bank prior to 11:00 a.m., New York City time, on the date of such payment and (ii) not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement if notified by such Issuing Bank after 11:00 a.m., New York City time, on the date of such payment, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent, whereupon the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in dollars and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, unless a court of competent jurisdiction shall have determined in a final, nonappealable judgment that in making any such determination the applicable Issuing Bank acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i)Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to the Initial Revolving Loans that are ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit and pledge (as a perfected first priority security interest) in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (including the Swingline Lenders), an amount of cash in dollars equal to 103% of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit and pledge such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or 7.01(i).  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  At any time that there shall exist a Revolving Lender that is a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.20(a)(iv)), then promptly upon the request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall deposit and pledge (as a perfected first priority security interest) in an account with the Administrative Agent, in the name of the

Administrative Agent and for the benefit of the Issuing Banks, an amount of cash in dollars sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall, notwithstanding anything to the contrary in the Loan Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed, prior to any other application thereof as may otherwise be provided for in the Loan Documents, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure and, subject to the foregoing, the other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the termination of Defaulting Lender status, as applicable.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (not to be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (and shall specify the LC Commitment of such designated Revolving Lender), executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its branches or Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m)Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(o)Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the applicable Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(p)Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary of the Borrower, or states that a Subsidiary of the Borrower is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all LC Disbursements thereunder, the payment of interest thereon and the payment of fees due under Section 2.12(b)) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

SECTION 2.06Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Amendment or

Refinancing Amendment, such other time as may be specified for therein), to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent.  If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07Interest Elections.

(a)Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery to the Administrative Agent of a written Interest Election Request, signed by a Responsible Officer of the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv)if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.14, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, in either such case, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the applicable Interest Period.

SECTION 2.08Termination and Reduction of Commitments.

(a)Unless previously terminated, (i) the Initial Term Commitments in effect on the Effective Date shall automatically terminate on the earlier of (A) immediately following the making of the Initial Term Loans on the Effective Date and (B) 5:00 p.m., New York City time, on the Effective Date, and (ii) the Initial Revolving Commitments shall automatically terminate on the Initial Revolving Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures of such Class would exceed the aggregate Revolving Commitments of such Class; provided that, after the establishment of any Additional Revolving Commitments of any Class, any such termination or reduction of the Revolving Commitments of any Class shall be subject to the provisions set forth in Section 2.23 and/or 2.24, as applicable.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other event or condition identified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Initial Revolving Lender the then unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Initial Term Lender, the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10 and on the Initial Term Maturity Date and (iii) to such Swingline Lender or the Administrative Agent, as provided in Section 2.04(c), the then unpaid principal amount of each Swingline Loan made by any Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Swingline Loan is made and (B) the Initial Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive absent manifest error; provided that the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.  In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)The Term Loans made by each Term Lender shall, at the request of such Term Lender, be evidenced by a promissory note of the Borrower in substantially the form of Exhibit I-1, payable to such Term Lender and otherwise duly completed.  The Revolving Loans (other than Swingline Loans) made by each Revolving Lender shall, at the request of such Revolving Lender, be evidenced by a promissory note of the Borrower in substantially the form of Exhibit I-2, payable to such Revolving Lender and otherwise duly completed.  The Swingline Loans made by each Swingline Lender shall, at the request of such Swingline Lender, be evidenced by a promissory note of the Borrower in substantially the form of Exhibit I-3, payable to such Swingline Lender and otherwise duly completed.  The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Notes or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

SECTION 2.10Amortization of Term Loans.

(a)Subject to the adjustment pursuant to paragraph (b) of this Section, the Borrower shall repay Initial Term Borrowings on the last day of each March, June, September and December (commencing with June 30, 2021), in an aggregate principal amount for each such date equal to (i) for any such date prior to the First Amendment Effective Date, 0.25% of the aggregate principal amount of the Initial Term Loans made on the Effective Date and (ii) for any such date on and after the First Amendment Effective Date, $ 3,503,768.84; provided that if any such date is not a Business Day, such payment shall be due on the next succeeding Business Day.  To the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Maturity Date.  In the event any Term Loans of any other Class are established hereunder, such Term Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment and, to the extent not previously paid, on the Maturity Date applicable thereto.

(b)Any prepayment of a Term Borrowing of any Class pursuant to Section 2.11(a), 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity), and any reduction in the aggregate principal amount of any Class of Term Borrowings resulting from any purchase and assignment to the Borrower made in accordance with Section 9.04(f) shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as set forth in such Section.

(c)Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by email or facsimile) of such election not later than 12:00 noon, New York City time, one Business Day before the scheduled date of such repayment.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16.  Each repayment of a Term Borrowing shall be applied ratably to the Term

Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirement to pay any amounts required pursuant to paragraph (f) of this Section.

(b)In the event and on each occasion that the aggregate Revolving Exposures of any Class exceed the aggregate Revolving Commitments of such Class, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower shall deliver, prior to the date of the required prepayment, to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower and its Subsidiaries intend to invest the Net Proceeds from such event (or a portion thereof specified in such certificate) within 365 days after receipt of such Net Proceeds (or within a period of 180 days thereafter, if by the end of such initial 365-day period the Borrower or any of its Subsidiaries shall have entered into a binding commitment with a third party to so invest such Net Proceeds) in assets useful in the business of the Borrower and its Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested by the end of such 365-day period (or within a period of 180 days thereafter, if by the end of such initial 365-day period the Borrower or any of its Subsidiaries shall have entered into a binding commitment with a third party to so invest such Net Proceeds), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested).  Notwithstanding the foregoing, if at the time that any prepayment would be required under this paragraph in respect of any event described in clause (a) of the definition of the term “Prepayment Event”, the Borrower or any of its Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the applicable Net Proceeds, then the Borrower may apply such portion of the applicable Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of the applicable Net Proceeds allocated to the Other First Lien Indebtedness shall not exceed its pro rata share (as so determined) of the amount of the Net Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Net Proceeds shall be allocated to the Term Borrowings in accordance with the terms hereof) to the prepayment of the Term Borrowings and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Borrowings that would have otherwise been required pursuant to this paragraph on account of such event shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the fifth Business Day after the date of such rejection) be applied to prepay the Term Borrowings in accordance with the terms hereof.

(d)Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, at the option of the Borrower, such amount shall be reduced by the sum of (i) the aggregate principal amount of any Term Loans and/or Revolving Loans prepaid pursuant to Section 2.11(a) during such fiscal year or after such fiscal year and prior to such prepayment date, (ii) the amount of any reduction in the outstanding principal amount of any Term Loans resulting from any purchase and assignment to the Borrower made in accordance with Section 9.04(f) (including in connection with any Dutch Auction) during such fiscal year or after such fiscal year and prior to such prepayment date and (iii) the aggregate principal amount of Other First Lien Indebtedness voluntarily prepaid, repurchased, redeemed or otherwise discharged by the Borrower and its Subsidiaries during such fiscal year or after such fiscal year and prior to such prepayment date, in each case under clauses (i), (ii) and (iii), excluding any such prepayment, assignment, repurchase, redemption or other discharge made during such period to the extent that it reduced the amount required to be prepaid pursuant to this paragraph in respect of the prior fiscal year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Subsidiaries, (y) only to the extent of the actual amount of cash paid by the Borrower and its Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any Other First Lien Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitments.  Each prepayment pursuant to this paragraph shall be made on or before the date that is 15 days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.  Notwithstanding the foregoing, if at the time that any prepayment would be required under this paragraph the Borrower or any of its Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the Excess Cash Flow for such fiscal year, then the Borrower may apply a portion of the Excess Cash Flow for such fiscal year that would otherwise be required to prepay Term Borrowings in accordance with this paragraph on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided that the portion of the Excess Cash Flow allocated to the Other First Lien Indebtedness shall not exceed its pro rata share (as so determined) of the amount thereof required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, thereof shall be allocated to the Term Borrowings in accordance with the terms hereof) to the prepayment of the Term Borrowings and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Borrowings that would have otherwise been required pursuant to this paragraph shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the fifth Business Day after the date of such rejection) be applied to prepay the Term Borrowings in accordance with the terms hereof.

(e)Prior to any optional or mandatory prepayment of Borrowings pursuant to Section 2.11(a), 2.11(b), 2.11(c) or 2.11(d), the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings pro rata based on the aggregate principal amount of outstanding Term Borrowings of each such Class; provided that the amounts so allocable to Term Loans of any Class other than the Initial Term Loans may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement, Extension/Modification Agreement or Refinancing Agreement.  Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower.  Any Term Lender may elect, by written notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to the applicable prepayment to decline all or any portion of any prepayment of its Term Loans of any Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined (such declined amounts, the “Declined Proceeds”) shall be retained by the Borrower.  In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of the applicable Class to be prepaid, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayment by the Borrower of the Term Borrowings of any Class pursuant to Section 2.11(c) or 2.11(d), such prepayment shall be applied on a pro rata basis to the then outstanding Term Borrowings of such Class, irrespective of whether such outstanding Term Borrowings are ABR Borrowings or Term SOFR Borrowings; provided further that if no Term Lenders of such Class exercised their right set forth above to decline such mandatory prepayment of the Term Loans of such Class, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to the Term Borrowings of such Class that are ABR Borrowings to the full extent thereof before application to Term Borrowings of such Class that are Term SOFR Borrowings in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(f)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) in writing substantially in the form of Exhibit H of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other event or condition identified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  All prepayments hereunder shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)In the event that, on or prior to the date that is six months after the First Amendment Effective Date, the Borrower (i) prepays or repays any Initial Term Loans in a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to paragraph (a) or (c) of this Section that constitutes a Repricing Transaction) or (ii) effects any amendment, waiver or other modification of this Agreement that constitutes a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (A) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid or repaid and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction and that are required to be assigned by any Initial Term Lender pursuant to Section 2.19(b) as a result of, or in connection with, such Initial Term Lender not agreeing or otherwise consenting to such amendment, waiver or other modification. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

SECTION 2.12Fees.

(a)The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender of any Class a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to the Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Class of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments of such Class terminate.  Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments of such Class terminate, commencing on the first such date to occur after the Effective Date.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Revolving Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Class and LC Exposure of such Lender attributable to its Revolving Commitment of such Class (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans of such Class on the daily amount of such Lender’s LC Exposure attributable to its Revolving Commitment of such Class (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment of such Class terminates and the date on which such Lender ceases to have any such LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments of the applicable Class terminate and any such fees accruing after the date on which such Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including those set forth in the Fee Letter).

SECTION 2.13Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Term SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or an unreimbursed LC Disbursement, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in Section 2.05(i) or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount of interest in excess of that provided for under paragraphs (a) and (b) of this Section shall accrue or be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Maturity Date applicable thereto), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14Alternate Rate of Interest.

(a)Subject to clause (b) of this Section, if on or prior to the first day of any Interest Period for a Term SOFR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, email or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term SOFR Borrowing and shall be ineffective, and such Borrowing shall be continued as or converted to an ABR Borrowing and (B) if any Borrowing Request requests an affected Term SOFR Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b)(i)  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and the definition of “Adjusted Term SOFR” shall be deemed modified to delete the addition of the Term SOFR Adjustment to Term SOFR for any calculation and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will be no longer representative for a Benchmark (including a Benchmark Replacement), then the Administrative

Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued with respect to the then current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.15Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii)subject any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes, in each case that are indemnifiable under Section 2.17 or Excluded Taxes); or

(iii)impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term SOFR Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements of similarly situated borrowers.

SECTION 2.16Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance herewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event, it being understood that such loss, cost or expense shall exclude any interest rate floor and any loss of anticipated profit.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Term SOFR Loan made by it at the Adjusted Term SOFR for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.  Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction on account of any Taxes, provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax or an Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17), each of the Administrative Agent and the applicable Lenders receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party, the Administrative Agent or other applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)Without duplication of any amounts paid under paragraph (a) or (b) above, the Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the

Administrative Agent of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,

(B)two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)to the extent such Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of such Lender, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if such Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partners), or

(E)any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made; provided, that with respect to this clause (E), the completion, execution and submission of such documentation shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii)If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Notwithstanding any other provision of this paragraph (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g)If and to the extent the Administrative Agent or a Lender determines, in its sole good faith discretion, that it received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, as applicable, agrees promptly to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential).  Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise never been paid.  This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other person).

(h)The agreements in this Section 2.17 shall survive the termination of this Agreement, an assignment of rights by or replacement of any Lender, the termination of Commitments and the repayment of all Loans and all other amounts payable hereunder.

(i)For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

(j)If the Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form). If the Administrative Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments to be made directly to any Issuing Bank or any Swingline Lender shall be made as expressly provided herein, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.  If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.  All payments or prepayments of any Loan shall be made in dollars, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents (for the avoidance of doubt, in each case as in effect from time to time), including Sections 2.20, 2.21, 2.22, 2.23 and 2.24, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or any Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent, any Issuing Bank or any Swingline Lender, in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f)In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Net Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of this Agreement, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender gives notice of any event giving rise to the operation of Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.21, (ii) the Borrower is required to pay any amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver or modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class or Classes) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments to such assignee (and if any Revolving Exposure or Revolving Commitment is being assigned and delegated, the consent of each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii), (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments, and in the case of any such assignment resulting from the giving of notice pursuant to Section 2.21, the assignee shall not be subject to the events described therein, and (E) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, waiver or other modification can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definitions of the terms “Majority in Interest”, “Required Lenders” and “Required Revolving Lenders” and in Section 9.02(b).

(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Defaulting Lender Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Defaulting Lender Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Revolving Lenders in accordance with their respective Applicable Percentages without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents thereto.

(iii)Certain Fees.  (A) No Revolving Lender shall be entitled to receive any Commitment Fee for any period during which such Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)Each Revolving Lender shall be entitled to receive Letter of Credit fees provided in Section 2.12(b)(i) for any period during which such Revolving Lender is a Defaulting Lender only to the extent allocable to its LC Exposure for which it has provided cash collateral pursuant to this Section.

(C)With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (i) pay to each Revolving Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such Letter of Credit fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Defaulting Lender Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  If such Defaulting Lender is a Revolving Lender, all or any part of such Defaulting Lender’s participation in LC Disbursements and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Class of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment of such Class.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against any Revolving Lender arising from such Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and, in the case of any Defaulting Lender that is a Revolving Lender, each Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, if such Lender is a Revolving Lender and to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders of the applicable Class or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Commitments of the applicable Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from being a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21Illegality.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR, or to determine or charge interest rates based upon the Adjusted Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (a) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or convert all Term SOFR Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR.  Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22Incremental Facilities.

(a)The Borrower may, on one or more occasions pursuant to an Incremental Facility Amendment, (i) add one or more new Classes of term facilities (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”) and/or (ii) increase the principal amount of the Term Loans of any existing Class and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans, collectively, “Incremental Loans”) in an aggregate principal amount not to exceed, when taken together with the aggregate outstanding principal amount of all Incremental Equivalent Debt, the Incremental Cap (as in effect at the time of the relevant determination); provided, that:

(i)each Incremental Facility shall be in an aggregate principal amount that is at least $5,000,000 (or such lesser amount as shall be the remaining amount of the Incremental Cap or to which the Administrative Agent may reasonably agree);

(ii)in the case of an Incremental Increase with respect to the Revolving Commitments of any existing Class, the terms of the Incremental Commitments and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments of such Class and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of any such Incremental Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments of such Class or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower, at its election, may pay upfront or closing fees with respect to such Incremental Increase without paying such fees with respect to the other Revolving Commitments of such Class;

(iii)in the case of an Incremental Increase with respect to the Term Loans of any Class, the terms of the Loans thereunder (other than (A) to the extent not affecting fungibility for Tax purposes, OID and upfront fees and scheduled amortization and (B) any escrow provisions applicable thereto (including any mandatory prepayment thereof required if the conditions to the release from escrow are not satisfied) prior to the release of the proceeds of such Loans from escrow) shall be the same as the terms of the applicable Class of Term Loans subject to such Incremental Increase, and on the date of the borrowing of such Loans (or on the date of the release from escrow of the proceeds of such Loans) and notwithstanding anything to the contrary set forth in Section 2.03 or 2.07, such Loans shall be added to (and constitute a part of, be of the same Type as and, if applicable, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class;

(iv)in the case of the Incremental Term Facilities:

(A)the pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms) applicable to any Incremental Term Facility shall be determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility; provided that, in the case of any Incremental Term Loans incurred prior to 12 months anniversary of the Effective Date, the Effective Yield (determined on the date of the incurrence of such Incremental Term Loans) applicable thereto may not be more than 0.50% higher than the Effective Yield (determined on such date but prior to any adjustment thereto pursuant to this clause (A)) applicable to the Initial Term Loans that will remain outstanding after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or the Adjusted Term SOFR floor) with respect to such Initial Term Loans is adjusted to be equal to the Effective Yield with respect to such Incremental Term Loans minus 0.50%; provided, further, that any increase in Effective Yield applicable to the Initial Term Loans due to the application or imposition of any “SOFR” interest rate floor on such Incremental Term Loans may, at the election of the Borrower, be effected through an increase in the Adjusted Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to such Initial Term Loans;

(B)the Maturity Date with respect to any Incremental Term Facility shall be no earlier than the Latest Maturity Date;

(C)the Weighted Average Life to Maturity of any Incremental Term Loans  shall be no shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the incurrence of such Incremental Term Loans;

(D)(1) each Incremental Term Facility shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) no Incremental Term Facility may be (x) Guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (y) shall be deemed not to constitute a Guarantee by such Person, or (y) secured by any assets other than the Collateral, provided that any such Incremental Term Facility may be secured by the proceeds of such Incremental Term Facility, and any related deposit of cash or

Permitted Investments to cover interest and premium with respect to such Incremental Term Facility, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Term Facility pending the application of the proceeds thereof;

(E)any Incremental Term Loans may participate in any mandatory prepayment under Sections 2.11(c) and 2.11(d) on a pro rata basis (or on a less than pro rata basis, but not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(F)the proceeds of any Incremental Term Facility may be used for working capital needs and other general corporate purposes, including for capital expenditures, acquisitions, Investments, Restricted Payments and any other purposes not prohibited by the terms of the Loan Documents; and

(G)subject to the foregoing terms of this Section 2.22, any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility; provided that except with respect to the pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments (including restrictions on prepayments) and except as otherwise permitted herein, the terms of any Incremental Term Facility, if not substantially consistent with the terms of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) on the date of the effectiveness of such Incremental Term Facility shall be reasonably acceptable to the Administrative Agent (it being agreed that any terms contained in such Incremental Facility that are (1) applicable only after the then-existing Latest Term Loan Maturity Date, (2) more favorable to the Incremental Lenders of such Incremental Term Facility than those applicable to any such then-existing Class of Term Loans and are then added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans pursuant to the applicable Incremental Facility Amendment and/or (3) consistent with market terms and conditions (when taken as a whole) at the time of incurrence (as determined by the Borrower in good faith) shall be deemed acceptable to the Administrative Agent); provided, further, that in the event any Incremental Term Facility contains a financial maintenance covenant, then such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under each such then-existing Class of Term Loans and Revolving Commitments.

(b)Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (each, an “Incremental Lender”); provided that (i) except as the Borrower and such Lender may separately agree, no existing Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility), and (ii) the Administrative Agent (and, in the case of any Incremental Increase with respect to any Revolving Commitments, each Issuing Bank and each Swingline Lender) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments solely if such consent would be required under Section 9.04(b) for an assignment of Loans of the applicable Class to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.04(e), mutatis mutandis, to the same extent as if its interest in any Incremental Facility had been acquired by such Incremental Lender by way of assignment.

(c)Each Incremental Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility.  On the effective date of such Incremental Facility, each Incremental Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.

(d)As conditions precedent either to the effectiveness of any Incremental Facility or to the making of any Incremental Loans (as set forth in the applicable Incremental Facility Amendment), (i) the Administrative Agent shall be entitled to receive such customary written opinions of counsel, customary secretary’s certificates, customary officer’s certificates, customary reaffirmation agreements and customary supplements and/or amendments to the Security Documents as it shall reasonably request, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Incremental Lender, (iii) the Administrative Agent and the Incremental Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans pursuant to agreements separately agreed to by the Borrower and (iv) in the case of the making of any Loans under any Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(e)Upon each Incremental Increase with respect to Revolving Commitments of any Class, each Revolving Lender immediately prior to the effectiveness of such Incremental Increase will automatically and without further act be deemed to have assigned to each Incremental Lender providing a portion of such Incremental Increase, and each such Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Incremental Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Lender) will equal such Revolving Lender’s Applicable Percentage thereof.  Any Revolving Loans of such Class outstanding immediately prior to the date of effectiveness of such Incremental Increase that are Term SOFR Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Revolving Loans immediately prior to the date of effectiveness of such Incremental Increase, in each case until the last day of the then-current Interest Period applicable to any such Revolving Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 by the Revolving Lenders (including each such Incremental Lender) of such Class in accordance with their respective Revolving Commitments of such Class; provided, however, that upon the occurrence of any Event of Default, each such Incremental Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of such Class of the other Revolving Lenders of such Class so that, after giving effect thereto, all Revolving Loans of such Class that are Term SOFR Loans are held by the Revolving Lenders (including each such Incremental Lender) of such Class ratably in accordance with their respective Commitments.  Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b) shall not apply thereto.  If there are any ABR Revolving

Loans of such Class outstanding on the date of effectiveness of such Incremental Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans of such Class made on such date by the Revolving Lenders (including each such Incremental Lenders) of such Class in accordance with their respective Revolving Commitments of such Class.  In order to effect any such refinancing, (i) each such Incremental Lender will make ABR Revolving Loans of such Class to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Incremental Lender’s Revolving Commitment of such Class by the aggregate amount of the Revolving Commitments (after giving effect to such Incremental Increase) of such Class and (ii) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders of such Class other than such Incremental Lenders, and transferred by the Administrative Agent to such Revolving Lenders in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders (including each such Incremental Lender) of such Class ratably in accordance with their respective Revolving Commitments of such Class.  On the date of such Incremental Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.22, it being understood that neither any Incremental Facility Amendment nor any such other amendment shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of the applicable Incremental Facility.

(g)Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, but subject to Section 1.06, the availability of any Incremental Facility shall be subject to such other conditions as shall be agreed by the Borrower and the Incremental Lenders providing such Incremental Facility, including, if the proceeds of any Incremental Term Facility (or any Incremental Increase in respect of any Class of Term Loans) are intended to be applied to finance an acquisition or other similar Investment and the Incremental Lenders providing such Incremental Facility so agree, the availability thereof being subject to customary “SunGard” or “certain funds” conditionality.

SECTION 2.23Refinancing Amendments.

(a)The Borrower may, on one or more occasions pursuant to a Refinancing Amendment, (i) add one or more new Classes of term facilities (each, a “Refinancing Term Facility” and the loans thereunder, “Refinancing Term Loans”), (ii) add one or more new Classes of revolving credit facilities (each, a “Refinancing Revolving Facility”) and/or (iii) increase the principal amount of the Term Loans of any existing Class and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such increase, a “Refinancing Increase” and, together with any Refinancing Term Facility or any Refinancing Revolving Facility, collectively, the “Refinancing Facilities”; and the loans thereunder, together with any Refinancing Term Loans, collectively, “Refinancing Loans”), in each case, in order to refinance or replace any then existing Term Loans of any Class (“Refinanced Term Loans”) or

any then existing Revolving Commitments of any Class (“Refinanced Revolving Commitments”); provided that:

(i)(A) in the case of any Refinancing Revolving Facility or a Refinancing Increase with respect to any Revolving Commitments, the aggregate amount thereof shall not exceed the aggregate amount of the applicable Refinanced Revolving Commitments, and substantially concurrently with the effectiveness thereof the Borrower shall terminate the Refinanced Revolving Commitments in accordance with Section 2.08 and shall make any prepayment or deposit required to be made under Section 2.11(b) as a result thereof and shall pay all interest on the amounts prepaid and all fees accrued on the applicable Refinanced Revolving Commitments, and (B) in the case of any Refinancing Term Facility or a Refinancing Increase with respect to any Term Loans, the aggregate amount thereof shall not exceed the aggregate principal amount of the applicable Refinanced Term Loans (except by the aggregate amount of unpaid accrued interest and premium, if any, on such Refinanced Term Loans plus other amounts paid, and fees and expenses incurred, in connection with such refinancing), and substantially concurrently with the incurrence thereof the Borrower shall prepay the applicable Refinanced Term Loans in accordance with Section 2.11;

(ii)in the case of a Refinancing Increase with respect to the Revolving Commitments of any existing Class, (A) the terms of the Refinancing Commitments and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments of such Class and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of any such Refinancing Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments of such Class or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Refinancing Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower, at its election, may pay upfront or closing fees with respect to such Refinancing Increase without paying such fees with respect to the other Revolving Commitments of such Class; and (B) the provisions of Section 2.22(e) shall apply, mutatis mutandis, as if set forth in full in this Section 2.23;

(iii)in the case of a Refinancing Increase with respect to the Term Loans of any Class, the terms of the Loans thereunder (other than, to the extent not affecting fungibility for Tax purposes, OID and upfront fees and scheduled amortization) shall be the same as the terms of the applicable Class of Term Loans subject to such Refinancing Increase, and on the date of the borrowing of such Loans and notwithstanding anything to the contrary set forth in Section 2.03 or 2.07, such Loans shall be added to (and constitute a part of, be of the same Type as and, if applicable, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Refinancing Lender providing such Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class;

(iv)in the case of any Refinancing Revolving Facility:

(A)the Maturity Date of such Refinancing Revolving Facility shall be no earlier than (and there shall be no required reduction of the Revolving Commitments thereunder prior to) the earlier of (1) the Maturity Date applicable to the applicable Refinanced Revolving Commitments and (2) the Latest

Revolving Maturity Date, determined as of the date of effectiveness of such Refinancing Revolving Facility;

(B)such Refinancing Revolving Facility (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans, (2) shall not be Guaranteed by any Person that is not a Loan Party and (3) shall not be secured by any asset other than the Collateral;

(C)any Refinancing Revolving Facility shall be subject to the “ratability” provisions applicable to Extended/Modified Revolving Commitments and Extended/Modified Revolving Loans set forth in the proviso to clause (i) of Section 2.24(a), mutatis mutandis, to the same extent as if fully set forth in this Section 2.23; and

(D)subject to the foregoing provisions of this Section 2.23, such Refinancing Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders providing such Refinancing Revolving Facility; provided that except as to pricing, fees, rate floors and/or final maturity or commitment termination and except as otherwise permitted in this Section 2.23, the terms of such Refinancing Revolving Facility, if not substantially consistent with the terms of the applicable Refinanced Revolving Commitments and extensions of credit thereunder, shall be reasonably acceptable to the Administrative Agent (it being agreed that any terms of such Refinancing Revolving Facility that are (1) applicable only after the then-existing Latest Revolving Maturity Date, (2) more favorable to the Lenders providing such Refinancing Revolving Facility than those applicable to any then-existing Class of Revolving Commitments and are then added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Revolving Commitments pursuant to the applicable Refinancing Amendment and/or (3) consistent with market terms and conditions (when taken as a whole) at the time of incurrence (as determined by the Borrower in good faith) shall be deemed acceptable to the Administrative Agent); provided, further, that in the event any Refinancing Revolving Facility includes a financial maintenance covenant, then such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under the then-existing Revolving Commitments; and

(v)in the case of any Refinancing Term Facility:

(A)the Maturity Date of such Refinancing Term Facility shall be no earlier than the earlier of (1) the Maturity Date applicable to the applicable Refinanced Term Loans and (2) the Latest Term Maturity Date, determined as of the date of incurrence of such Refinancing Term Facility;

(B)the Weighted Average Life to Maturity of such Refinancing Term Facility shall be no shorter than the lesser of (1) the Weighted Average Life to Maturity of the applicable Refinanced Term Loans and (2) the longest remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Refinancing Term Facility;

(C)such Refinancing Term Facility (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans, (2)

shall not be Guaranteed by any Person that is not a Loan Party and (3) shall not be secured by any asset other than the Collateral;

(D)such Refinancing Term Facility may participate in any mandatory prepayment under Sections 2.11(c) and 2.11(d) on a pro rata basis (or on a less than pro rata basis) with any then-existing Class of Term Loans; and

(E)subject to the foregoing provisions of this Section 2.23, the other terms of such Refinancing Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders providing such Refinancing Term Facility; provided that except with respect to pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, final maturity date, prepayments (including restrictions on prepayments) and except as otherwise permitted in this Section 2.23, the terms of such Refinancing Term Facility, if not substantially consistent with the terms of the applicable Refinancing Term Loans, shall be reasonably acceptable to the Administrative Agent (it being agreed that any terms of such Refinancing Term Facility that are (1) applicable only after the then-existing Latest Term Maturity Date, (2) more favorable to the Lenders providing such Refinancing Term Facility than those applicable to any then-existing Class of Term Loans and are then added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans pursuant to the applicable Refinancing Amendment and/or (3) consistent with market terms and conditions (when taken as a whole) at the time of incurrence (as determined by the Borrower in good faith) shall be deemed acceptable to the Administrative Agent); provided further that in the event any Refinancing Term Facility contains a financial maintenance covenant, then such financial maintenance covenant shall be added to this Agreement for the benefit of the Lenders under each such then-existing Class of Term Loans and Revolving Commitments.

(b)Refinancing Facilities may be provided by any existing Lender or by any other Eligible Assignee (each, a “Refinancing Lender”); provided that (i) except as the Borrower and such Lender may separately agree, no existing Lender shall be obligated to provide any Refinancing Commitment, and the determination to provide any Refinancing Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Refinancing Facility), and (ii) the Administrative Agent (and, in the case of any Refinancing Revolving Facility or any Refinancing Increase with respect to any Revolving Commitments, each Issuing Bank and each Swingline Lender) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Refinancing Lender’s provision of Refinancing Commitments solely if such consent would be required under Section 9.04(b) for an assignment of Loans of the applicable Class to such Refinancing Lender; provided, further, that any Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.04(e), mutatis mutandis, to the same extent as if its interest in any Refinancing Facility had been acquired by such Refinancing Lender by way of assignment.

(c)Each Refinancing Lender providing a portion of any Refinancing Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Refinancing Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Refinancing Facility.  On the effective date of such Refinancing Facility, each Refinancing Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.

(d)As conditions precedent either to the effectiveness of any Refinancing Facility or to the making of any Loans thereunder (as set forth in the applicable Refinancing Amendment), (i) the Administrative Agent shall be entitled to receive such customary written opinions of counsel, customary secretary’s certificates, customary officer’s certificates, customary reaffirmation agreements and customary supplements and/or amendments to the Security Documents as it shall reasonably request, (ii) the Administrative Agent shall be entitled to receive, from each Refinancing Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Refinancing Lender, (iii) the Administrative Agent and the Refinancing Lenders shall be entitled to receive all fees required to be paid in respect of such Refinancing Facility or  Loans pursuant to agreements separately agreed to by the Borrower and (iv) in the case of the making of any Loans under any Refinancing Facility, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(e)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.23, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.23, it being understood that neither any Refinancing Amendment nor any such other amendment shall require the approval of any existing Lender, other than in its capacity, if any, as a Refinancing Lender providing all or part of the applicable Refinancing Facility.

(f)Notwithstanding anything to the contrary in this Section 2.23 or in any other provision of any Loan Document, the availability of any Refinancing Facility shall be subject to such other conditions as shall be agreed by the Borrower and the Refinancing Lenders providing such Refinancing Facility.

SECTION 2.24Extensions and Modifications.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the terms offered on the same basis to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted; provided that the following terms are satisfied:

(i)except as to (A) pricing, fees, rate floors and/or final maturity (which shall, subject to clause (iii) below, be determined by the Borrower and any Lender that agrees to the Extension/Modification of its Revolving Commitment of the applicable Class and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans that are more favorable to the Lenders holding such Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of all the Revolving Lenders pursuant to the applicable Extension/Modification Amendment, and (C) any covenants or other provisions applicable only to periods after the Latest Revolving Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Revolving Commitment of the applicable Class of any Lender that agrees to such Extension/Modification Offer with respect to such Commitment (an “Extended/Modified Revolving Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not less favorable to existing Revolving Lenders of such Class than) the terms of the Class of Revolving Commitments subject to the relevant Extension/Modification Offer (and related outstandings); provided that if more than one Revolving Facility exists after giving effect to any such Extension/Modification, (1) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) repayments made in connection with a permanent repayment and termination of Revolving Commitments under any Revolving Facility (subject to clause (3) below)) of Revolving Loans under any Revolving Facility after the effective date of such Extended/Modified Revolving Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all Letters of Credit and Swingline Loans shall be participated on a pro rata basis by all Revolving Lenders accordance with their respective Applicable Percentages and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of such Extended/Modified Revolving Commitments shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments under any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility;

(ii)except as to (A) pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), amortization, final maturity date, prepayments and participation in prepayments (which shall, subject to clauses (iii), (iv) and (v) below, be determined by the Borrower and any Lender that agrees to the Extension/Modification of its Term Loans of the applicable Class and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Term Loans (as defined below) that are more favorable to the Lenders of such Extended/Modified Term Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of all the Term Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Term Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Term Loans of the applicable Class of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not less favorable to existing Term Lenders of such Class than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer or market terms and conditions (when taken as a whole) at the time of the applicable Extension/Modification (in each case, as determined by the Borrower in good faith);

(iii)(A) the Maturity Date of any Extended/Modified Term Loans shall be no earlier than the Maturity Date of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification and (B) the Maturity

Date of any Extended/Modified Revolving Commitments or Extended/Modified Revolving Loans shall be no earlier than (and there shall be no required reductions of any Extended/Modified Revolving Commitments prior to) the Maturity Date of the Revolving Facility subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(iv)the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(v)any Extended/Modified Term Loans may participate in any mandatory prepayment under Sections 2.11(c) and 2.11(d) on a pro rata basis (or on less than pro rata basis, but not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(vi)(1) all Extended/Modified Term Loans and Extended/Modified Revolving Loans shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) no Extended/Modified Term Loans or Extended/Modified Revolving Loans may be (x) Guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral;

(vii)if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the Borrower pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer;

(viii)no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit or of any Swingline Lender with respect to Swingline Loans without the consent of such Issuing Bank or such Swingline Lender, as the case may be (and, in the absence of such consent, all references herein to the Revolving Availability Period or the Maturity Date (or the component definitions thereof), as applied to such Issuing Bank or Swingline Lender, and its obligations hereunder, shall be determined without giving effect to such Extension/Modification).

(b)(i) No Extension/Modification consummated in reliance on this Section 2.24 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension/Modification of any Class of Loans and/or Commitments and (iii) no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension/Modification Condition.

(c)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Amendment and/or any amendment to this Agreement or any other Loan

Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.24, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.24, in being understood that neither any Extension/Modification Amendment nor any such other amendment shall require the approval of any existing Lender, other than the consent of each Lender agreeing to the applicable Extension/Modification and, to the extent set forth in paragraph (a)(viii) above, the consent of each Issuing Bank and each Swingline Lender.

(d)In connection with any Extension/Modification, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.24.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders and the Issuing Banks that:

SECTION 3.01Organization; Powers.  Each of Holdings, the Intermediate Parents, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and, in the case of Loan Parties, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Financing Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02Authorization; Enforceability.  The Financing Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any law applicable to, Holdings, any Intermediate Parent, the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, any Intermediate Parent, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, any Intermediate Parent, the Borrower or any Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or other consequence, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04Financial Condition; No Material Adverse Effect.

(a)The audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2020, and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial position of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2021 and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial position of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since December 31, 2020, there has been no event, circumstance or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05Properties.  Each of Holdings, the Intermediate Parents, the Borrower and the Subsidiaries has good title to all the Mortgaged Properties, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes and except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06Litigation and Environmental Matters.

(a)Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, any Intermediate Parent, the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, any Intermediate Parent, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, any Intermediate Parent, the Borrower or any Subsidiary will become subject to any Environmental Liability, or (v) currently owns, leases or operates, or to the knowledge of Holdings or the Borrower, has formerly owned, leased or operated any properties which contain or where there has been a Release or threat of Release of any Hazardous Materials in amounts or concentrations which constitute a violation of, or require investigation, response or other corrective action by Holdings, any Intermediate Parent, the Borrower or any Subsidiary under, applicable Environmental Laws.  To the knowledge of Holdings or the Borrower, all Hazardous Materials transported from any property currently or formerly owned or operated by any of Holdings, any Intermediate Parent, the Borrower or any Subsidiary for off-site disposal have been disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.07Compliance with Laws and Agreements.  Each of Holdings, the Intermediate Parents, the Borrower and its Subsidiaries is in material compliance with (a) its Organizational Documents, (b) all laws applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08Investment Company Status.  None of the Loan Parties is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09Taxes.  Except for failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, each Intermediate Parent, the Borrower and each Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on it or its properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, such Intermediate Parent, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

There is no current, pending or proposed Tax assessment, deficiency or other claim against Holdings, any Intermediate Parent, the Borrower or any Subsidiary except (i) those being actively contested by Holdings, such Intermediate Parent, the Borrower or such Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10ERISA.

(a)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.11Disclosure.  None of the reports, financial statements, certificates or other written information (other than information of a general industry or economic nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information or forward-looking statements, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information is not a guarantee of financial performance, that it may vary from actual results and such variations could be material.

SECTION 3.12Subsidiaries.  As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings, the Borrower and each Subsidiary in, each of their respective subsidiaries.

SECTION 3.13Intellectual Property; Licenses, Etc.  Holdings, the Intermediate Parents, the Borrower and its Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Intellectual Property used by Holdings, any Intermediate Parent, the Borrower or any Subsidiary in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, any Intermediate Parent, the Borrower or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of Holdings, the Borrower and their subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings, the Borrower and their subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings, the Borrower and their subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Holdings, the Borrower and their subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.  For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

SECTION 3.15Senior Indebtedness.  The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Indebtedness that is subordinated in right of payment to other Indebtedness of any Loan Party.

SECTION 3.16Federal Reserve Regulations.  None of Holdings, any Intermediate Parent, the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17Use of Proceeds.  The Borrower will use the proceeds of (a) the Initial Term Loans made on the Effective Date, together with cash on hand of the Borrower, to effect the Refinancing and to pay the Transaction Costs, (b) the Term Loans made after the Effective Date solely for the purposes set forth in the applicable Incremental Term Facility Amendment or Refinancing Amendment and (c) the Revolving Loans and Swingline Loans made on or after the Effective Date to fund working capital requirements and for other general corporate purposes.

SECTION 3.18Sanctions Laws; USA Patriot Act.  None of Holdings, any Intermediate Parent, the Borrower or any Subsidiary or, to the knowledge of Holdings or the Borrower, any of their Affiliates (including CWH) or any director, officer, agent or employee of Holdings, any Intermediate Parent, the Borrower, the Subsidiaries or any of their Affiliates (including CWH) is a Person, government or country with whom transactions or dealings would be prohibited under any of the sanctions administered or enforced by the U.S. Department of the Treasury (including the Office of Foreign Assets Control), the U.S. Department of Commerce, the U.S. Department of State, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority with jurisdiction over such Person (collectively “Sanctions”), nor is any of Holdings, any Intermediate Parent, the Borrower, the Subsidiaries or any of their Affiliates (including CWH) located, organized, resident, doing business or conducting transactions with the government of, or Persons within, a country or territory that is the subject of Sanctions.  No part of the proceeds of the Loans will be used directly or, to the knowledge of the Borrower, indirectly, (i) to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, the Administrative Agent or otherwise) of Sanctions.  Holdings, the Intermediate Parents, the Borrower and its Subsidiaries and, to the knowledge of Holdings and the Borrower, any of their Affiliates (including CWH) and the directors, officers, agents and employees of Holdings, any Intermediate Parent, the Borrower, the Subsidiaries or any of their Affiliates (including CWH), are in compliance in all material respects with the USA Patriot Act.

SECTION 3.19No Unlawful Contributions or Other Payments.  Holdings, the Intermediate Parents, the Borrower and the Subsidiaries and, to the knowledge of Holdings and the Borrower, any of their Affiliates (including CWH) and the directors, officers, agents and employees of Holdings, any Intermediate Parent, the Borrower,  the Subsidiaries or any of their Affiliates (including CWH), are in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and rules and regulations thereunder and the UK Bribery Act (collectively, “Anti-Corruption Laws”). No part of the proceeds of the Loans will be used directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

ARTICLE IV

CONDITIONS

SECTION 4.01Effective Date.  The effectiveness of this Agreement and of the obligations of each Initial Term Lender to make the Initial Term Loans, of each Initial Revolving Lender to make Initial Revolving Loans, of each Swingline Lender to make Swingline Loans and of each Issuing

Bank to issue Letters of Credit are subject to each of the following conditions, each of which shall be satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page).

(b)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, and local counsel in each jurisdiction in which a Loan Party is organized, in each case in form and substance reasonably satisfactory to the Administrative Agent.  Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, executed by any Responsible Officer of the Borrower certifying that (i) on and as of the Effective Date, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, to extent such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) and (ii) no Default or Event of Default shall have occurred and be continuing.

(d)The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, executed by a secretary, an assistant secretary or other Responsible Officer of such Loan Party, including or attaching copies of the following: (i) each Organizational Document of such Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of such Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors of such Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation.

(e)The Arrangers and the Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Arrangers and the Borrower to be due and payable to the Arrangers and the Lenders on or prior to the Effective Date, including syndication fees and, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party.

(f)The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each of Holdings and the Borrower, together with all attachments contemplated thereby.

(g)The Administrative Agent shall have received certificates of insurance in form and substance reasonably satisfactory to the Administrative Agent evidencing the existence of insurance required to be maintained by Holdings, the Borrower and its Subsidiaries pursuant to Section 5.07, and the Administrative Agent shall be designated as additional insured and loss payee or mortgagee as its interest may appear thereunder, or solely as additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Effective Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

(h)The Refinancing shall have been consummated or shall be consummated substantially simultaneously with the funding of the Initial Term Loans on the Effective Date and the Administrative Agent shall have received evidence reasonably satisfactory to it of the same.

(i)The Lenders shall have received a certificate from the chief financial officer of Holdings substantially in the form of Exhibit C certifying as to the solvency of Holdings, the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(j)The Administrative Agent and the Arrangers shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information about the Loan Parties as shall have been requested in writing by the Administrative Agent or the Arrangers that they shall have determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, such amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Borrowing or the date of issuance, such amendment, renewal or extension of such Letter of Credit, as the case may be.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied.  Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to (i) Loans under any Incremental Term Facility or any Incremental Increase with respect to any Class of Term Loans, in each case, made in connection with any Limited Conditionality Transaction (including in connection with any repayment or incurrence of Indebtedness in connection therewith) and/or (ii) any extension of credit under any Extension/Modification Amendment or Refinancing Amendment unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Extension/Modification Amendment or Refinancing Amendment, as applicable.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders and the Issuing Banks that:

SECTION 5.01Financial Statements and Other Information.  Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender and the Issuing Banks:

(a)on or before the date that is 100 days after the end of each fiscal year of the Borrower, (i) an audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and that such consolidated financial statements present fairly, in all material respects, the consolidated financial position as of the end of, and results of operations and cash flows for, such fiscal year of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a management report setting forth a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year;

(b)on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) an unaudited condensed consolidated balance sheet and unaudited condensed consolidated statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly, in all material respects, the consolidated financial position as of the end of, and results of operations and cash flows for, such fiscal quarter and such portion of the fiscal year of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management report setting forth a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (A) of Consolidated EBITDA and the Total Net Leverage Ratio for the applicable period and, with respect to any Test Period in which the covenant set forth in Section 6.11(a) is applicable, demonstrating compliance with Section 6.11(a) and (B) in the case of financial statements referred to in paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2022 (and only if the ECF Percentage for such fiscal year is above 0.0%), of Excess Cash Flow for such fiscal year;

(d)not later than 75 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); and

(e)promptly following any request therefor, (i) any documentation or other information that the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation, and (ii) such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing reports on Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower, CWH or any other parent company of the Borrower filed with the SEC and containing such information; provided that (i) to the extent such information relates to CWH or another parent company of the Borrower, such information includes consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to CWH or such other parent company, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall contain the statements required by paragraph (a) above as if references therein to the Borrower were references to CWH or such other parent company and (iii) such information (to the extent such information is in lieu of information required to be provide under Section 5.01(b)) and the consolidating information referred to in clause (i) above shall be certified by a Financial Officer to the effect that such consolidated financial statements or consolidating information present fairly in all material respects the consolidated financial position as of the end of the applicable fiscal period, and consolidated results of operations and cash flows for such fiscal period, of CWH or such other parent company or of the Borrower, as the case may be, in accordance with GAAP consistently applied subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

Documents required to be delivered pursuant to Section 5.01(a) or 5.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)), or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender and Issuing Bank shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Private-Side Information.  The Borrower hereby agrees that it will identify in writing that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Private-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”, and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.02Notices of Material Events.  Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender and the Issuing Banks through the Administrative Agent) written notice of the following:

(a)the occurrence of any Default;

(b)to the extent permissible by law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting CWH, Holdings, any Intermediate Parent, the Borrower or any Subsidiary or the receipt of a notice of an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect; and

(c)the occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03Information Regarding Collateral.

(a)Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change in (i) any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, (iii) any Loan Party’s organizational identification number or (iv) the location of any Loan Party’s chief executive office.

(b)Not later than five days after delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to Sections 1(a), 4, 5, 6, 7 and 8 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Wholly Owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.11 have been given.

SECTION 5.04Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case that are material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05Payment of Taxes, etc.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, pay its obligations and liabilities in respect of Taxes (including in its capacity as a withholding agent) levied or imposed upon it or its properties, income or assets, before the same shall become delinquent or in default, except to the extent (i) any such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07Insurance.

(a)Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders and the Issuing Banks, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each such policy of insurance shall (i) in the case of each general liability policy, name the Administrative Agent, the Lenders and the Issuing Banks as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Lenders and the Issuing Banks, as the loss payee or mortgagee thereunder.

(b)If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each applicable Loan Party to, (i) deliver a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating to such Mortgaged Property, (ii) maintain, or cause to be maintained, with a financially sound and reputable insurer, as determined in the Borrower’s reasonable discretion, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.08Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Intermediate Parents, the Borrower or its Subsidiaries, as the case may be.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender or Issuing Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders and the Issuing Banks may exercise visitation and inspection rights under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent or any Lender or Issuing Bank (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders and Issuing Banks shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Subsidiary to, comply with all applicable law (including Environmental Laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10Use of Proceeds and Letters of Credit.

(a)The Borrower will use the proceeds of (i) the Initial Term Loans made on the Effective Date, together with cash on hand of the Borrower, to effect the Refinancing and to pay the Transaction Costs, (ii) Letters of Credit and the proceeds of the Revolving Loans and Swingline Loans made on or after the Effective Date for working capital and other general corporate purposes and (iii) the Term Loans made after the Effective Date solely for purposes set forth in the applicable Incremental Facility Amendment or Refinancing Amendment.

(b)No part of the proceeds of the Loans will be used directly or, to the knowledge of the Borrower, indirectly, (i) to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, (ii) in any other manner that will result in a violation by any Person

(including any Person participating in the transaction, whether as a Lender, an Issuing Bank, the Administrative Agent or otherwise) of Sanctions or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 5.11Additional Subsidiaries.

(a)If (i) any additional Subsidiary (other than an Excluded Subsidiary) or Intermediate Parent is formed or acquired after the Effective Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary (including by ceasing to be an Immaterial Subsidiary), Holdings or the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after such newly formed or acquired Subsidiary or Intermediate Parent is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary (or, in the case of any Subsidiary ceasing to be an Immaterial Subsidiary, within 30 days after such Subsidiary is identified as a Material Subsidiary pursuant to Section 5.03(b)), notify the Administrative Agent thereof, and will cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Subsidiary or Intermediate Parent owned directly by any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Subsidiary or Intermediate Parent signed by a Responsible Officer thereof, together with all attachments contemplated thereby.

(b)Notwithstanding the foregoing, in the event any real property would be required to be subject to a Mortgage pursuant to this Section, Holdings or the Borrower shall not be required to comply with the “Collateral and Guarantee Requirement” with respect to such real property until 90 days following the applicable formation, acquisition or identification (or such longer time period as agreed by the Administrative Agent in its sole discretion).

SECTION 5.12Further Assurances.

(a)Each of Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)If, after the Effective Date, any material assets (including any real property owned in fee or improvements thereto or any interest therein with a fair market value in excess of $20,000,000) are acquired by the Borrower or any other Loan Party (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement”, at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”.  In the event any real property is acquired that is required to be mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section as to such real property until 90 days following such acquisition (or such longer time period as agreed to by the Administrative Agent in its reasonable discretion).

SECTION 5.13Margin Stock.  No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds for the immediate, incidental or ultimate purpose of buying or carrying Margin Stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 5.14Maintenance of Rating.  The Borrower shall use commercially reasonable efforts to maintain (a) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case, in respect of the Borrower and (b) a public rating (but not any particular rating) in respect of the Term Loans from each of S&P and Moody’s.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (with respect to Section 6.13 only) and the Borrower covenants and agrees with the Lenders and the Issuing Banks that:

SECTION 6.01Indebtedness; Certain Equity Securities.

(a)The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness of the Borrower and any of the Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.22, 2.23 or 2.24);

(ii)Indebtedness outstanding on the Effective Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that each such Guarantee is permitted by Section 6.04; provided further that (A) no Guarantee by any Subsidiary of any Restricted Debt shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (B) no Guarantee by any Subsidiary that is not a Loan Party of any Indebtedness of the Borrower shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (C) if the Indebtedness being Guaranteed is subordinated  in right of payment to the Loan Document Obligations, such Guarantee shall be subordinated in right of payment to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders and the Issuing Banks as those contained in the subordination of such Indebtedness and (D) neither the Borrower nor any Subsidiary that is not a FreedomRoads Entity shall Guarantee any FreedomRoads Floorplan Indebtedness;

(iv)Indebtedness of the Borrower owing to any Subsidiary or of any Subsidiary owing to any other Subsidiary or the Borrower to the extent permitted by Section 6.04; provided that all such Indebtedness of the Borrower or any Subsidiary Loan Party owing to any Subsidiary that is not a Subsidiary Loan Party shall be evidenced by an intercompany note and subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders and the Issuing Banks as those set forth in the form of intercompany note attached as Exhibit D;

(v)(A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and to the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (i) $180,000,000 and (ii) 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(vi)Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) after the Effective Date as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in a Permitted Acquisition, and any Permitted Refinancing thereof; provided that (A) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other acquisition and (B) at the time of any such Permitted Acquisition or other acquisition and after giving Pro Forma Effect thereto and to all related Indebtedness, the Total Net Leverage Ratio would not exceed 2.50 to 1.00;

(viii)Indebtedness representing deferred compensation owed to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(ix)Indebtedness consisting of unsecured promissory notes issued by the Borrower or any Subsidiary Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 6.07(a);

(x)Indebtedness constituting indemnification obligations or obligations in respect of purchase price, earn-out or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xi)Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted under this Agreement;

(xii)Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(xiii)Indebtedness of the Borrower and its Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, (A) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of (x) $250,000,000 and (y) 35.0% of Consolidated EBITDA for the most recently ended Test Period, and (B) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiii) or in reliance on clause (xx) below, in each case, in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party shall not exceed the greater of (x) $100,000,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period;

(xiv)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xv)Indebtedness incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xvi)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xvii)Indebtedness of any FreedomRoads Entity constituting FreedomRoads Floorplan Indebtedness, provided that such Indebtedness shall not be Guaranteed by the Borrower or any Subsidiary that is not a FreedomRoads Entity;

(xviii)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xix)Incremental Equivalent Debt, and any Permitted Refinancing in respect thereof;

(xx)(A) other Indebtedness of the Borrower and its Subsidiaries; provided that, at the time of the incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof (but without “netting” the cash proceeds thereof) and assuming a full drawing thereof, (1) in the case of any such Indebtedness that is secured by Liens on any Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities, the First Lien Net Leverage Ratio would not exceed 1.50 to 1.00, (2) in the case of any such Indebtedness that is secured by Liens on any Collateral on a junior basis to the Liens on such Collateral securing the Credit Facilities, the Secured Net Leverage Ratio would not exceed 2.00 to 1.00 and (3) in the case of any such Indebtedness that is unsecured or is secured solely by assets that do not constitute Collateral, the Total Net Leverage Ratio would not exceed 3.00 to 1.00 and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xx) or clause (xiii) above in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party shall not exceed the greater of (x) $100,000,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period; provided further that, in the case of any such Indebtedness of the Borrower and the Subsidiary Loan Parties, (I) such Indebtedness shall not be Guaranteed by any Person that is not a Loan Party, provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (II) below shall be deemed not to constitute a Guarantee by such Person, (II) such Indebtedness shall not be secured by any assets other than the Collateral, provided that such Indebtedness may be secured by the proceeds of such Indebtedness, and any related deposit of cash or Permitted Investments to cover interest and premium with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness; provided further that any Liens on any Collateral securing such Indebtedness may only be pari passu with or junior to the Liens on such Collateral securing the Credit Facilities, (III) the final maturity date of such Indebtedness (determined, in the case of Customary Bridge Loans, in accordance with the definition of “Customary Bridge Loans”) shall be no earlier than, and in the case of revolving Indebtedness, such Indebtedness shall not be subject to any scheduled or mandatory commitment reduction prior to, the Latest Maturity Date as of the date of incurrence of such Indebtedness, (IV) the Weighted Average Life to Maturity of such Indebtedness (determined, in the case of Customary Bridge Loans, in accordance with the definition of “Customary Bridge Loans”) shall be no shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness, (V) in the case of any such Indebtedness that is secured by Liens on any Collateral or that is subordinated in right of payment to the Facilities, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement and (VI) in the case of any such Indebtedness that is in the form of term loans secured by Liens on any Collateral on a pari passu basis with the Liens on such Collateral securing the Credit Facilities, such Indebtedness shall be subject to clause (iv)(A) of the proviso to Section 2.22(a), mutatis mutandis; and

(xxi)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xx) above.

(b)The Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except preferred Equity Interests issued to and held by the Borrower or any Subsidiary.

SECTION 6.02Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)Liens created under the Loan Documents;

(b)Permitted Encumbrances;

(c)Liens existing on the Effective Date and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(d)Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital

Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(e)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(f)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(g)Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h)Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(i)Liens granted by any Subsidiary in favor of the Borrower or any Subsidiary Loan Party;

(j)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and, in the case of a Person becoming a Subsidiary, other than after-acquired property of such Person under a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of such after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or Section 6.01(a)(vii);

(k)Liens on cash or Permitted Investments arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder and such cash or Permitted Investments are used or to be used for such defeasance, discharge or redemption;

(l)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Subsidiaries in the ordinary course of business;

(m)Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(n)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(o)Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located;

(q)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r)other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the aggregate principal amount of Indebtedness or other obligations secured by Liens in reliance on this clause (r) shall not exceed the greater of (x) $250,000,000 and (y) 35.0% of Consolidated EBITDA for the most recently ended Test Period (it being understood that Liens permitted by this clause (r), to the extent such Liens extend to any Collateral, may not be pari passu with the Liens on such Collateral securing the Credit Facilities);

(s)Liens on assets of FreedomRoads Entities and Equity Interests of any FreedomRoads Entities securing Indebtedness permitted pursuant to Section 6.01(a)(xvii);

(t)Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xix) and obligations relating thereto not constituting Indebtedness; provided that such Liens shall be subject to an Acceptable Intercreditor Agreement; and

(u)Liens securing Indebtedness permitted pursuant to Section 6.01(a)(xx) and obligations relating thereto not constituting Indebtedness; provided that, in the case of any such Indebtedness of the Borrower and the Subsidiary Loan Parties, such Liens shall be solely on the assets constituting Collateral and shall be subject to an Acceptable Intercreditor Agreement.

SECTION 6.03Fundamental Changes.

(a)The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)(A) any Subsidiary may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any Subsidiary may merge or consolidate with any one or more Subsidiaries; provided that when any Subsidiary Loan Party is merging or consolidating with another Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such continuing or surviving Subsidiary would otherwise be permitted under Section 6.04 if deemed an Investment by a Loan Party in such continuing or surviving Subsidiary;

(ii)any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and the Issuing Banks;

(iii)any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Loan Party, then (A) the transferee must be the Borrower or a Subsidiary Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and the other Loan Documents and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender or Issuing Bank through the Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(v)any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 and if the other party to such transaction is not a Loan Party, no Event of Default exists after giving effect to such transaction;

(vi)any Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Event of Default exists after giving effect to the transaction.

(b)The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related or ancillary thereto.

SECTION 6.04Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any Subsidiary to, make or hold any Investment, except:

(a)Permitted Investments;

(b)loans or advances to officers, directors and employees of CWH, Holdings, the Borrower and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests), and (iii) for purposes not described in the foregoing clauses (i) and (ii), provided that the aggregate amount of Investments outstanding at any time under this clause (iii) shall not to exceed the greater of (x) $35,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period;

(c)Investments (i) by the Borrower or any Subsidiary in the Borrower or any Subsidiary Loan Party (excluding any new Subsidiary that becomes a Subsidiary Loan Party pursuant to such Investment), (ii) by any Subsidiary that is not a Subsidiary Loan Party in any other Subsidiary that is also not a Subsidiary Loan Party, (iii) by the Borrower or any Subsidiary (A) in any Subsidiary; provided that the sum of (1) the aggregate amount of such Investments made by the Borrower and the Subsidiary Loan Parties after the Effective Date in Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) or in reliance on Section 6.04(m) and (2) the aggregate amount of consideration paid or provided by the Borrower and the Subsidiary Loan Parties after the Effective Date in reliance on Section 6.04(h) or Section 6.04(m) for acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with such acquisitions) of Subsidiaries that shall not be or, after giving effect to such acquisitions, shall not become Subsidiary Loan Parties (or shall not be merged or consolidated with or into the Borrower or any Subsidiary Loan Party), or for assets that, after giving effect to such acquisitions, shall not be owned by the Borrower or the Subsidiary Loan Parties, shall not exceed the Non-Loan Party Investment Amount at the time of, and after giving effect to, any such Investment, (B) in any Subsidiary that is not a Subsidiary Loan Party, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries that are not Subsidiary Loan Parties owing to the Borrower or any Subsidiary Loan Party, (iv) by the Borrower or any Subsidiary in Subsidiaries that are not Subsidiary Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in the Borrower or one or more Subsidiary Loan Parties and (v) by the Borrower or any Subsidiary in any Subsidiary that is not a Subsidiary Loan Party, consisting of the contribution of Equity Interests of any other Subsidiary that is not a Subsidiary Loan Party so long as the Equity Interests of the transferee Subsidiary are pledged to secure the Secured Obligations;

(d)Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e)Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any Subsidiary in the Borrower or any Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(f)Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)Permitted Acquisitions; provided that the sum of (i) the aggregate amount of consideration paid or provided by the Borrower and the Subsidiary Loan Parties after the Effective Date in reliance on this clause (h) or in reliance on Section 6.04(m) for acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with such acquisitions) of Subsidiaries that shall not be or, after giving effect to such acquisitions, shall not become Subsidiary Loan Parties (or shall not be merged or consolidated with or into the Borrower or any Subsidiary Loan Party), or for assets that, after giving effect to such acquisitions, shall not be owned by the Borrower or the Subsidiary Loan Parties and (ii) the aggregate amount of Investments made by the Borrower and the Subsidiary Loan Parties after the Effective Date in Subsidiaries that are not Loan Parties in reliance on Section 6.04(c)(iii)(A) or 6.04(m) shall not exceed the Non-Loan Party Investment Amount at the time of, and after giving effect to, any such Permitted Acquisition;

(i)Investments by the Borrowers and the Subsidiary Loan Parties in the FreedomRoads Entities in an aggregate amount not to exceed the greater of (i) $110,000,000 and (ii) 18.0% of Consolidated EBITDA for the most recently ended Test Period, in each case to finance RV Dealership Acquisitions;

(j)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(k)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.07(a)(iii), (iv), (v) or (vi) (and the amounts of Restricted Payments permitted under such provisions in Section 6.07 shall be reduced by the amounts of any such loans or advances);

(m)so long as immediately after giving effect to any such Investment no Event of Default has occurred and is continuing, other Investments (other than, in the case of Investments of the type referred to in clauses (a) and (b) of the definition thereof, in or for the benefit of any direct or indirect owner of Equity Interests in the Borrower) and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the sum of (i) the greater of (x) $180,000,000 and (y) 25.0% of

Consolidated EBITDA for the most recently ended Test Period and (ii) the Available Amount; provided further that the sum of (1) the aggregate amount of consideration paid or provided by the Borrower and the Subsidiary Loan Parties after the Effective Date in reliance on this clause (m) or in reliance on Section 6.04(h) for acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with such acquisitions) of Subsidiaries that shall not be or, after giving effect to such acquisitions, shall not become Subsidiary Loan Parties (or shall not be merged or consolidated with or into the Borrower or any Subsidiary Loan Party), or for assets that, after giving effect to such acquisitions, shall not be owned by the Borrower or the Subsidiary Loan Parties and (2) the aggregate amount of Investments made by the Borrower and the Subsidiary Loan Parties after the Effective Date in Subsidiaries that are not Loan Parties in reliance on this clause (m) or in reliance on Section 6.04(c)(iii)(A) shall not exceed the Non-Loan Party Investment Amount at the time of, and after giving effect to, any such Investment or acquisition;

(n)advances of payroll payments to employees in the ordinary course of business;

(o)Investments by FreedomRoads Entities;

(p)Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h) or 6.04(m), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h) or 6.04(m) or any other paragraph of this Section 6.04) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)receivables owing to the Borrower or any Subsidiary, if created or acquired in the ordinary course of business; and

(r)Investments for (i) utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (ii) trade accounts created, or prepaid expenses accrued, in the ordinary course of business.

SECTION 6.05Asset Sales.  The Borrower will not, and will not permit any Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, or (ii) permit any Subsidiary to issue any additional Equity Interests in such Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable law and Equity Interests to the Borrower or a Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)Dispositions of inventory and other assets in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor in such a transaction is the Borrower or a Subsidiary Loan Party, then (i) the transferee must be the Borrower or a Subsidiary Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Subsidiary Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Subsidiary that is not a Subsidiary Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Subsidiary that is not a Subsidiary Loan Party in accordance with Section 6.04;

(e)Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

(f)Dispositions of property acquired by the Borrower or any of its Subsidiaries after the Effective Date pursuant to sale-leaseback transactions permitted by Section 6.06;

(g)Dispositions of cash and Permitted Investments;

(h)Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i)(A) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole, and (B) nonexclusive licenses of Intellectual Property among the Borrower and its Subsidiaries;

(j)transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Events;

(k)Dispositions of property to Persons other than Subsidiaries (including the sale or issuance of Equity Interests of a Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition) and (ii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $15,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the notes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $15,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l)Dispositions of Investments in joint ventures that are not Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m)Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

provided that any Disposition of any property pursuant to this Section (except pursuant to Sections 6.05(e) and except for Dispositions by the Borrower or a Subsidiary Loan Party to the Borrower or a Subsidiary Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

SECTION 6.06Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 730 days after the Borrower or such Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

SECTION 6.07Restricted Payments; Restricted Debt Payments.

(a)The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)each Subsidiary may make Restricted Payments to the Borrower and to its other Subsidiaries; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower and to any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower and to any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii)repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;

(iv)Restricted Payments to Holdings or any Intermediate Parent the proceeds of which shall be used by Holdings to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) (or make payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings or any direct or indirect parent thereof (only to the extent attributable to the Borrower and the Subsidiaries), the Borrower and the Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date, together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v), not to exceed $10,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15,000,000 any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Subsidiaries (or by Holdings and contributed to the Borrower in respect of common equity or Qualified Equity Interests) after the Effective Date;

(v)the Borrower and the Subsidiaries may make payments in cash to Holdings and any Intermediate Parent:

(A)to the extent Holdings is required to make any payments under Section 4.01(b) of the Holdings LLC Agreement;

(B)the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount, together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (a)(vii)(B), not to exceed $3,500,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrower and the Subsidiaries and (2) fees and expenses (x) due and payable by the Borrower or any of the Subsidiaries and (y) otherwise permitted to be paid by the Borrower or such Subsidiary under this Agreement;

(C)the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence;

(D)to finance any Investment permitted to be made pursuant to Section 6.04; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) Holdings or any Intermediate Parent shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Subsidiaries or (y) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Subsidiaries (to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment; and

(E)the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement so long as attributable to the Borrower and the Subsidiaries;

(vi)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to any Intermediate Parent and Holdings in an aggregate amount not to exceed the Available Amount;

(vii)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders and the Issuing Banks in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(viii)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings or any Intermediate Parent:

(A)to provide funds that are used by CWH to pay amounts required to be paid by CWH under the Tax Receivable Agreement;

(B)to provide funds that are used by Holdings and/or CWH to (1) pay Public Company Expenses, (2) reimburse expenses of CWH to the extent required by the Holdings LLC Agreement and (3) make indemnification payments to the extent required by the Holdings LLC Agreement;

(C)of up to $75,000,000 during any fiscal year to provide funds that are used by Holdings to pay regular quarterly dividends ratably to its unitholders (including CWH), with unused amounts in any calendar year being carried over to the succeeding calendar year; provided that the funds received by CWH are used to pay regular quarterly dividends to its shareholders; and

(D)to provide funds that are used by Holdings for “Cash Settlements” pursuant to the Holdings LLC Agreement; and

(ix)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to any Intermediate Parent and Holdings in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period.

(b)The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any

Restricted Debt, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing (collectively, “Restricted Debt Payments”), except:

(i)payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Restricted Debt, other than payments in respect of any Restricted Debt prohibited by the subordination provisions thereof;

(ii)refinancings of Restricted Debt to the extent permitted by Section 6.01;

(iii)the conversion of any Restricted Debt to Equity Interests of Holdings or any of its direct or indirect parent companies;

(iv)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the Available Amount;

(v)so long as no Event of Default shall have occurred and be continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period; and

(vi)Restricted Debt payments as part of an “applicable high yield discount obligation” catch-up payment.

SECTION 6.08Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions (i) among the Borrower and the Subsidiary Loan Parties, (ii) among Subsidiaries that are not Subsidiary Loan Parties and (iii) consisting of Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii) or 6.04(i), (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transactions, (d) issuances of, and contributions in respect of, Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (e) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (f) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any parent thereof), any Intermediate Parent, the Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, to the extent payments are permitted by Section 6.07(a)(v)(A), (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent entity), any Intermediate Parent, the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (h) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders or the Issuing Banks in any material respect, (i) Restricted Payments permitted under Section 6.07, (j) the furnishing of services by the Borrower or any Subsidiary to or for the benefit of the Borrower or any other Subsidiary in the ordinary course of business, and (k) customary payments by the Borrower and any Subsidiaries to the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith.

SECTION 6.09Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Subsidiary or to Guarantee Indebtedness of any Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i) (x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 6.09) are set forth on Schedule 6.09 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii) (x) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into in contemplation of such Person becoming a Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restriction, (iii) are contained in Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 6.01, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are imposed by applicable law, (viii) are customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(a)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits), (xiii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligation, (xiv) set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (A) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders and the Issuing Banks than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower) or (B) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have reasonably determined that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement and the other Loan Documents, including their obligations under Section 5.11 or (xv) are imposed on FreedomRoads Entities by the FreedomRoads Floorplan Credit Agreement.

SECTION 6.10Amendment of Restricted Debt.  The Borrower will not, and will not permit any Subsidiary to, amend, modify, waive, terminate or release the documentation governing any Restricted Debt, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders or the Issuing Banks (it being agreed that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, together with a summary description or a copy of the applicable amendment, modification, waiver, termination or release, stating that the Borrower has determined in good faith that such amendment, modification, waiver, termination or release is not materially adverse to the Lenders and the Issuing Banks shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Restricted Debt Payment that is permitted under Section 6.07(b).

SECTION 6.11Financial Performance Covenants.

(a)Financial Covenant. With respect to the Revolving Facility only, except with the written consent of the Required Revolving Lenders, the Borrower will not permit the Total Net Leverage Ratio as of the last day of any Test Period to exceed 3.75 to 1.00.

Notwithstanding the foregoing, this Section 6.11(a) shall be in effect (and shall only be in effect) as of the last day of any Test Period if the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans and (ii) the aggregate LC Exposure (excluding (i) the portion thereof up to $15,000,000 attributable to any outstanding undrawn Letters of Credit and (ii) the portion thereof attributable to any Letters of Credit to the extent cash collateralized or backstopped pursuant to arrangements satisfactory to the relevant Issuing Bank) at such time is greater than 35.0% of the aggregate Revolving Commitments at such time.

(b)Additional Financial Covenants. With respect to the Revolving Facility only, the Borrower hereby further agrees that, except with the written consent of the Required Revolving Lenders, during the Additional Financial Covenant Period:

(i)the Borrower will not, and will not permit any Subsidiary to, make any Investment in reliance on clause (a) of the definition of the term “Non-Loan Party Investment Amount” unless, on the date thereof and after giving Pro Forma Effect thereto, the Secured Net Leverage Ratio would not exceed 5.25 to 1.00;

(ii)the Borrower will not declare or make any Restricted Payment pursuant to Section 6.07(a)(vi) or 6.07(a)(ix) unless, on the date thereof and after giving Pro Forma Effect thereto, the Secured Net Leverage Ratio would not exceed 5.25 to 1.00; and

(iii)the Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any Restricted Debt Payment pursuant to Section 6.07(b)(iv), unless, on the date thereof and after giving Pro Forma Effect thereto, the Secured Net Leverage Ratio would not exceed 5.25 to 1.00.

SECTION 6.12Changes in Fiscal Periods.  The Borrower will not make any change in its fiscal year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

SECTION 6.13Holding Company.

(a)Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of CWH, Holdings, any Intermediate

Parent and the Borrower, (iv) the performance of its obligations under and in connection with its Organizational Documents, the Loan Documents, any document entered into in respect of any Guarantee of any Indebtedness of the Borrower or any Subsidiary permitted by Section 6.01 (other than any FreedomRoads Floorplan Indebtedness) and any other agreements contemplated hereby and thereby, (v) issuing and selling its Equity Interests, including the costs, fees and expenses related thereto, and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Equity Interests, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues, and paying taxes, (vii) providing usual and customary indemnification to officers and directors, (viii) activities in connection with or incidental to the consummation of the Transactions and the IPO Transactions, including any activities in connection with or incidental to the Tax Receivable Agreement, the Holdings LLC Agreement or any other agreement entered into in connection with or incidental to the IPO Transactions, (ix) holding the proceeds of capital raises (whether debt or equity) not prohibited by the Loan Documents, (x) activities and contractual rights incidental to the maintenance and administration of stock plans, (xi) guaranteeing obligations under leases of the Borrower and its Subsidiaries and (xii) activities incidental to the businesses or activities described in clauses (i) to (xi) above.

(b)Holdings and any Intermediate Parent will not own or acquire any material assets (other than Equity Interests as referred to in paragraph (a)(i) above, cash and Permitted Investments or intercompany Investments in any Intermediate Parent or the Borrower or to the extent such asset is only held for a limited period prior to being transferred to the Borrower) or incur any Indebtedness (other than any Guarantee of Indebtedness created under the Loan Documents or of other Indebtedness of the Borrower or any Subsidiary permitted by Section 6.01 (other than any FreedomRoads Floorplan Indebtedness)) or issue any Disqualified Equity Interest.

(c)Holdings and any Intermediate Parent will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, other than (i) the Liens created under the Loan Documents to which it is a party, (ii) Liens on any Collateral that are secured on a pari passu basis with or junior basis to the Liens on such Collateral securing the Credit Facilities, so long as such Liens secure Guarantees permitted under paragraph (b) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iii) Permitted Encumbrances and Liens permitted by Sections 6.02(f), 6.02(o)(i) and 6.02(o)(ii).

SECTION 6.14FreedomRoads Entities.  Notwithstanding anything set forth in any Loan Document, nothing in any Loan Document will restrict any FreedomRoads Entity in a manner that would be prohibited under Section 7.21 of the FreedomRoads Floorplan Credit Agreement as in effect on the Effective Date or any comparable provision of any other FreedomRoads Floorplan Credit Agreement.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan

Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or 5.10 or in Article VI (other than Section 6.11) or (ii) any covenant contained in Section 6.11; provided that a Default as a result of a breach of Section 6.11 is subject to cure pursuant to Section 7.02; provided further that an Event of Default under Section 6.11 shall not constitute an Event of Default with respect to any Term Loan unless and until (A) the Revolving Lenders have actually declared all outstanding obligations under the Revolving Loans to be immediately due and payable in accordance with this Agreement as a result of the Borrower’s failure to perform or observe any covenant set forth in Section 6.11 or (B) such Event of Default results in a cross-default to other Material Indebtedness of Holdings, the Borrower or any of its Subsidiaries, such Indebtedness is accelerated and such acceleration would otherwise cause an Event of Default hereunder;

(e)Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events (other than events in the nature of defaults or events of default) occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)Holdings, any Intermediate Parent, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)one or more enforceable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, any Intermediate Parent, the Borrower and any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries to enforce any such judgment;

(k)(i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes, certificates of title or other instruments delivered to it under the Security Documents or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m)any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is party thereto other than as expressly permitted hereunder or thereunder;

(n)any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o)a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings, any Intermediate Parent, or the Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings, any Intermediate Parent, or the Borrower described in paragraph (h) or (i) of this Section, the Commitments shall automatically terminate immediately and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of Section 6.11(a) as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the tenth day subsequent to the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is delivered in accordance with Section 5.01(c) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests in a form reasonably acceptable to the Administrative Agent (which Holdings shall contribute (if applicable, through the Intermediate Parents) to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the covenant set forth in Section 6.11(a) shall be recalculated giving effect to the following pro forma adjustment:

(i)Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the covenant set forth in Section 6.11(a) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower shall then be in compliance with the requirements of Section 6.11(a), the Borrower shall be deemed to have satisfied the requirements of Section 6.11(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.11(a) that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.11(a) and any amounts in excess thereof shall not be deemed to be a Cure Amount.  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio-based condition, pricing provision or available basket under this Agreement.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.01Appointment and Authorization of Agents.  Each Lender hereby irrevocably appoints Goldman Sachs Bank USA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers, rights and remedies as are reasonably incidental thereto.  In performing its functions and duties hereunder, each Agent Party shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, any Intermediate Parent, the Borrower or any of the Subsidiaries.  The provisions of this Article are solely for the benefit of the Agent Parties and the Lenders (including the Swingline Lenders) and the Issuing Banks, and neither Holdings nor the Borrower shall not have rights as a third-party beneficiary of any of such provisions (except as to the consent rights of the Borrower set forth in Section 8.07).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent Party is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (a) provided to Agent Parties in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the documents pertaining to such Letters of Credit as fully as if the term “Agent Party” as used in this Article and the definition of “Agent Parties” included such Issuing Bank with respect to such acts or omission, and (b) as additionally provided herein with respect to each Issuing Bank.

SECTION 8.02Rights as a Lender.  Each Agent Party shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank, as the case may be, and may exercise the same as though it were not an Agent Party hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as an Agent Party hereunder in its individual capacity.  The agency hereby created shall in no way impose any duties or obligations upon any Agent Party in its individual capacity as a Lender hereunder.  Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent Party hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03Exculpatory Provisions.

(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature, and none of the Syndication Agent, the Documentation Agent or, except as expressly set forth herein, any Arranger shall have any duties or obligations hereunder.  Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action (including the failure to take an action) or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents (including in connection with any transaction contemplated by Section 2.22, 2.23 or 2.24, including as to the calculation of Effective Yield and determination of the terms and conditions of, and the execution and delivery of, any Acceptable Intercreditor Agreement) and which the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

(b)Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or not taken by it under or in connection with any of the Loan Documents, including with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02), except to the extent caused by its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the LC Exposure or the component amounts thereof.  Without limiting the generality of the foregoing, the Administrative Agent shall not be liable to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective Yield or the terms and conditions of any Acceptable Intercreditor Agreement.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.

(c)No Agent Party shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, collectability or sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

SECTION 8.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any communication, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any credit extension that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to any such credit extension.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts or professional advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 8.06Indemnification of the Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent Party (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent Party against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent Party in any way relating to or arising out of this Agreement, the other Loan Documents, or any Letter of Credit or the use of proceeds thereof (“Indemnified Liabilities”); provided that (a) no Lender shall be liable for payment to any Agent Party of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent Party’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) and (b) to the extent any Issuing Bank or Swingline Lender is entitled to indemnification under this Section solely in its capacity and role as an Issuing Bank or as a Swingline Lender, as applicable, only the Revolving Lenders shall be required to indemnify such Issuing Bank or such Swingline Lender, as the case may be, in accordance with this Section (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Revolving Exposure and unused Revolving Commitment at such time or, if there are no outstanding Revolving Exposures and unused Revolving Commitments at such time, the Revolving Exposures and unused Revolving Commitments most recently in effect).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any

Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower (but without limitation of the Borrower’s obligations to provide such reimbursement).

SECTION 8.07Resignation of Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 7.01(a), (f), (g) or (h) (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders or a commercial bank with a combined capital and surplus of at least $500,000,000 that can act as a withholding agent for U.S. federal income tax purposes.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, whereupon (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Any resignation of any Administrative Agent pursuant to this Section 8.07 shall, if applicable, also constitute the resignation of such Administrative Agent as Swingline Lender and/or Issuing Bank.

SECTION 8.08Non-Reliance on Agents and Other Lenders.

(a)Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan

Document or any related agreement or any document furnished hereunder or thereunder.  Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any of its Related Parties shall have any liability arising from, or be responsible for any loss, claim, demand, damage, liability, cost or expense suffered by any Person on account of any determination that any Lender is a Defaulting Lender or an Affiliated Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender or an Affiliated Lender.

(b)If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (c)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (b) shall be conclusive, absent manifest error.

(c)Without limiting immediately preceding clause (b), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.08(c).

(d)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (b) or under the indemnification provisions of this Agreement.

(e)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (b), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(f)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party.

(g)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(h)Each party’s obligations, agreements and waivers under this Section 8.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

SECTION 8.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all obligations under Letters of Credit and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.12 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10Withholding Taxes.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payments in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section. The agreements in this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.  For the avoidance of doubt, for purposes of this Section, the term “Lender” shall include any Issuing Bank and any Swingline Lender.

SECTION 8.11Binding Effect.  Each Secured Party by accepting the benefits of the Loan Documents agrees that (a) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) and (c) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

SECTION 8.12Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or Issuing Bank party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 2.17, Section 9.01, Section 9.04, Section 9.08, Section 9.12 and Section 9.18 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.10 and Section 9.03 only to the extent of the losses, claims, damages, liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 8.13Certain Lender Representations.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i)if to Holdings, the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)if to any other Lender, to it at its address (or fax number, telephone number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Private-Side Information).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN

CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any other Loan Party, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or intranet websites, including the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any other Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lenders may change its address, electronic mail address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, electronic mail address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Bank and each Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent, Issuing Banks and Lenders.  The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Lenders and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any other Loan Party, in the absence of gross negligence or willful misconduct of such Person, as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, neither the making of any Loan nor the issuance, amendment, renewal or extension of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such

Default or Event of Default at the time.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)Subject to Section 9.02(c), none of this Agreement, any other Loan Document, or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party (or the Borrower on its behalf) that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)the prior written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1)increases the amount of, or extends the scheduled expiration date of, any Commitment, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or an extension of any Commitment;

(2)reduces the principal amount of any Loan or any scheduled amortization payment of any Loan or reduces the amount of any LC Disbursement;

(3)(x) extends the scheduled final maturity of any Loan, the expiration date of any Letter of Credit or the reimbursement date of any LC Disbursement or (y) postpones any scheduled amortization payment of any Loan, or the date of any scheduled payment of any interest on any Loan or LC Disbursement or of any scheduled payment of any fee due hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such extension or postponement;

(4)reduces the rate of interest on any Loan or LC Disbursement (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee hereunder, it being understood that no change in the definition of “Total Net Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of the Applicable Rate or Commitment Fee Rate, or in the calculation of any other interest or fee due under any Loan Document, shall constitute a reduction in any rate of interest or any fee hereunder; or

(5)waives, amends or modifies the provisions of Section 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except as otherwise provided in this Section 9.02);

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of the “most favored nation” provisions of Section 2.22(a)(iv)(A), and the provisions of Sections 6.01(a)(xix) incorporating Section 2.22(a)(iv)(A) by reference (and the term “Incremental Equivalent Debt”) (and the definition of the term “Effective Yield” as used in any such Section or definition), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B)no such agreement shall:

(1)change (x) any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or “Majority in Interest”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)release Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise expressly permitted herein or in the other Loan Documents, including pursuant to Section 9.15), without the prior written consent of each Lender, it being understood that any waiver, amendment or modification of Section 6.05 or any addition of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents;

(3)release all or substantially all of the value of the Guarantees under the Guarantee Agreement (except as otherwise expressly permitted herein or in the other Loan Documents, including pursuant to Section 9.15), without the prior written consent of each Lender, it being understood that an amendment or other modification of Section 6.05 or the addition of obligations Guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Guarantees under the Guarantee Agreement; or

(4)without the prior written consent of each Lender directly and adversely affected thereby, (x) subordinate any of the Loan Document Obligations to any other Indebtedness or (y) subordinate the Lien securing any of the Loan Document Obligations on all or substantially all of the Collateral to any other Lien securing any other Indebtedness, except, in the case of clause (y), (1) any Indebtedness that is expressly permitted under the Loan Documents as in effect on the Effective Date to be secured by a Lien that is senior to the Lien securing the Loan Document Obligations, (2) any “debtor-in-possession” facility, (3) any other Indebtedness exchanged for such Loan Document Obligations so long as such Indebtedness is offered ratably to all Lenders holding such Loan Document Obligations or (4) any Indebtedness incurred pursuant to a bona fide revolving credit facility (including the Revolving Facility) or any customary asset-based, factoring, securitization or other similar facility the incurrence of which is otherwise approved by the Required Lenders;

(C)the consent of the Administrative Agent (but not the consent of the Required Lenders) shall be required for any amendment or modification that adds one or more provisions to the Loan Documents that are, in the reasonable judgment of the Administrative Agent, favorable to the Lenders;

(D)solely with the consent of the Required Revolving Lenders (and not without such consent), any such agreement may (x) waive, amend or modify Section 6.11, 7.01(d)(ii) or 7.02 (or the definition of “Total Net Leverage Ratio”, “Secured Net Leverage Ratio” or any component definition thereof, in each case, solely as any such definition is used for purposes of Section 6.11) (other than, in the case of Section 6.11(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)) and/or (y) waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan (and if the approval set forth in this clause (D) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required); and

(E)no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be.

(c)Notwithstanding anything to the contrary contained in this Section 9.02 (other than clause (B)(4) and clause (E) of the proviso to Section 9.02(b)) or any other provision of this Agreement or any provision of any other Loan Document:

(i)the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guarantee Agreement and/or any Security Document (A) to comply with any law or the advice of counsel and/or (B) to cause the Guarantee Agreement or such Security Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii)the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent (A) to give effect to the provisions of Sections 2.22, 2.23, 2.24 and/or 6.12 (including, in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, providing scheduled amortization in such other percentages or amounts as may be agreed by the Borrower and the Administrative Agent to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans) or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) in connection with any transaction permitted by Section 2.22, 2.23 or 2.24, to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, it being understood that (A) where applicable, any such amendment may be effected as part of the applicable Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment and (B) any Incremental Facility Amendment, Extension/Modification Amendment or Refinancing Amendment also may provide for amendments or other modifications to this Agreement and the other Loan Documents in addition to those referred to in Section 2.22, 2.23 or 2.24, as the case may be (any such additional amendment or modification, an “Additional Amendment”); provided that no Additional Amendment shall become effective prior to the time that such Additional Amendment shall have been consented to (including pursuant to consents set forth in any Incremental Facility Amendment,

Extension/Modification Amendment or Refinancing Amendment) by such of the Lenders and other Persons (if any) as may be required in order for such Additional Amendment to become effective in accordance with this Section 9.02;

(iii)this Agreement may be amended in the manner provided in Section 2.14(b);

(iv)this Agreement may be amended in the manner provided in Section 2.04(d), 2.04(e), 2.05(k) or 2.05(l) and the term “LC Commitment” or “Swingline Commitment”, as such term is used in reference to any Issuing Bank or any Swingline Lender, as applicable, may be modified as contemplated by the definition of such term;

(v)if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly;

(vi)the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04 and/or reductions, terminations, increases or additions of Commitments pursuant to Sections 2.08, 2.22, 2.23 or 2.24;

(vii)no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(viii)any Intercreditor Agreement may be amended as provided in Section 9.18;

(ix)(A) any waiver, amendment or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class), including any waiver of any condition precedent set forth in Section 4.02, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time, and (B) any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with the making of any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Revolving Lenders (without the consent of any other Lender);

(x)this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion; and

(xi)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their consent would be required under clause (E) of Section 9.02(b), the Issuing Banks and the Swingline Lenders) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d)The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications of this Agreement or any other Loan Document on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Syndication Agent, the Arrangers and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (and any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket costs and reasonable and documented or invoiced expenses of the Administrative Agent incurred in connection with the creating, perfecting, recording, maintaining and preserving Liens in favor of the Administrative Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Agreement and (iv) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and such local counsel (and any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel and one local counsel per affected party.

(b)The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Syndication Agent, the Documentation Agent, the Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by CWH, the Borrower, Holdings or any of their respective Affiliates arising out of, in connection with, or as a result of (i) the arrangement and syndication of the credit facilities established hereby, the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by CWH, the Borrower, Holdings or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arose from disputes between or among Indemnitees that do not involve an act or omission by CWH, the Borrower, Holdings or any of their respective Affiliates (other than claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or Issuing Bank or any similar role under this Agreement).

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Syndication Agent, the Documentation Agent, any Arranger, each Swingline Lender, any Issuing Bank or any Related Party of any of the foregoing Persons under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent, the Documentation Agent, such Arranger, such Swingline Lender or such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent, the Documentation Agent, such Arranger, such Swingline Lender or such Issuing Bank in its capacity as such, or against such Related Party in connection with such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time (or, if there are no outstanding Revolving Exposures, outstanding Term Loans and unused Commitments at such time, the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments then most recently in effect).  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives on behalf of itself and each other Loan Party, any claim against any Lender-Related Person (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Lender-Related Person, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section.

SECTION 9.04Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any branch or Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) Holdings and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder other than as expressly provided in Section 6.03 without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any branch or Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraphs (b)(ii), (e) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Lender to any Lender or an Affiliate of any Lender, (y) by a Lender to an Approved Fund or (z) if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing; (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender or the Borrower to the extent such assignment is made in accordance with paragraph (e) or (f) below and (C) solely in the case of Revolving Exposure and Revolving Commitments, each Issuing Bank and each Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or any Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.  Notwithstanding anything in this Section to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within 10 Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)Assignments shall be subject to the following additional conditions:  (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing and no consent of the Administrative Agent shall be required in the case of any assignment to any Affiliated Lender or the Borrower to the extent such assignment is made in accordance with paragraph (e) or (f) below; provided further that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Private-Side Information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section and except as otherwise provided in paragraph (f) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by (i) the Borrower and the Issuing Banks and (ii) to the extent of (A) its own Loan and Commitments and (B) Loans of Affiliated Lenders, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other Persons that are Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(f) (provided that any required documentation shall be provided to the participating Lender) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary;

provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans or other obligations, as applicable, are in registered form for U.S. federal income tax purposes.

(iii)A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(d)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)Assignments of Term Loans to an Affiliated Lender shall be subject to the following additional limitations:

(i)Affiliated Lenders (other than Affiliated Debt Funds) will not be entitled to, and will not, (A) receive information provided solely to Lenders by the Administrative Agent, any Arranger or any Lender, or any communication solely by or among the Administrative Agent and one or more Lenders, other than the right to receives notices of borrowings, notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II, (B) attend or participate in meetings attended solely by the Lenders, the Administrative Agent and the Arrangers, (C) receive advice of counsel to the Lenders or the Administrative Agent or challenge any assertion of attorney client privilege by the Administrative Agent, any Arranger or any other Lender or (D) make or bring any claim (other than a passive participant in or recipient of its pro rata benefits of any such claim), in its capacity as a Lender, against the Administrative Agent, any Arranger or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents, except with respect to rights expressly retained by any such Affiliated Lender under the Loan Documents, including this paragraph (e);

(ii)notwithstanding anything to the contrary set forth in the Loan Documents, the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender, Majority in Interest or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable

Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Affiliated Lender; provided that, subject to clause (vi) below, Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii)Affiliated Lenders may not purchase Revolving Loans or acquire Revolving Commitments;

(iv)the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at such time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the principal amount of all Term Loans outstanding at the time of each such purchase;

(v)if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when any Lender is an Affiliated Lender, (A) such Affiliated Lender shall not take any step or action in such proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (B) with respect to any matter requiring the vote of Lenders during the pendency of any such proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to have been voted by such Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders that are not Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders, and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (A) deemed not to be in good faith and (B) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that, subject to clause (vi) below, Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender.  For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to any Loan Party (it being understood and agreed that the foregoing shall not cause the Term Loans held by any Affiliated Lender to be subordinated in right of payment to any other Secured Obligations); and

(vi)notwithstanding anything in the Loan Documents to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans and Term Commitments held by Affiliated Debt Funds may not account for more than 49.9% of the Term Loans and Term Commitments of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02; it being understood and agreed that the portion of the Term Loans and/or Term Commitments held by Affiliated Debt Funds that represents the excess over 49.9% of such amount shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Debt Funds.

(f)Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans of any Class to the Borrower on a non-pro rata basis (i) through Dutch Auctions open to all Lenders holding the Term Loans of the applicable Class on a pro rata basis or (ii) through open market purchases, in each case with respect to clauses (i) and (ii), without the consent of the Administrative Agent; provided, that:

(i)any Term Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.10 shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled; and

(ii)(A) the Borrower may not use the proceeds of any Revolving Loans to fund the purchase price for such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable.

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Term Loans retired and cancelled pursuant to this paragraph (f).  Any payment made by the Borrower in connection with an acquisition of Term Loans permitted by this paragraph (f) shall not constitute a voluntary prepayment for purposes of Section 2.11 and shall not be subject to the provisions of Section 2.16.  Failure by the Borrower to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this paragraph (f) shall not constitute a Default under Section 7.01.

(g)Each Lender participating in any assignment to Affiliated Lenders or the Borrower acknowledges and agrees that in connection with such assignment, (i) the Affiliated Lenders or the Borrower then may have, and later may come into possession of, Excluded Information, and that no Affiliated Lender or the Borrower is representing or warranting that it is not in possession of any Excluded Information, (ii) such Lender has independently and, without reliance on the Affiliated Lenders or any of their subsidiaries, Holdings, the Borrower or any of their subsidiaries, the Administrative Agent or any other Agent Parties, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (iii) none of the Affiliated Lenders or any of their subsidiaries, Holdings, the Borrower or their respective subsidiaries, the Administrative Agent or any other Agent Party shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their subsidiaries, Holdings, the Borrower and their respective subsidiaries, the Administrative Agent and any other Agent Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (iv) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(h)In the event that S&P, Moody’s and Thompson’s BankWatch (or Insurance-Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then each Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations as a Revolving Lender under this Agreement to such Eligible Assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) each Issuing Bank, the Administrative Agent and such Eligible Assignee shall have received the prior written consent of the Borrower, each other Issuing Bank and each Swingline Lender to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not be unreasonably withheld or delayed and (iv) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii).

(i)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing

Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (other than Sections 2.15, 2.17 and 9.03 and Article VIII), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or 2.05(f).

SECTION 9.06Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers or the arrangement and syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by fax or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (A) to the extent the Administrative Agent and the Borrower has agreed to accept any Electronic Signature, the Administrative Agent, each of the Lenders and the Issuing Banks and each Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Lender, any Issuing Bank or any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Lender or the Borrower, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each party hereto hereby (w) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks, Holdings, the Borrower and the other Loan Parties, Electronic Signatures transmitted by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) agrees that the Administrative Agent, each Lender, each Issuing Bank and each Loan Party may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (z) waives any claim against any other party hereto for any losses, claims, demands, damages or liabilities arising solely from the Administrative Agent’s, any Lender’s, any Issuing Bank’s or any Loan Party’s reliance on or use of Electronic Signatures and/or transmissions by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page, including any losses, claims, demands, damages or liabilities arising as a result of the failure of the Administrative Agent, any Lender, any Issuing Bank and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or any Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although (a) such obligations may be contingent or unmatured and (b) such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined exclusively in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent may otherwise have to bring any suit, action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction solely in connection with the exercise of its rights under any Security Document.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality.

(a)Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, and to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section shall constitute a breach of this Section by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with ordinary course audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) for purposes of establishing a “due diligence” defense, (vi) to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(i); provided that, in each case pursuant to this clause (vi), such assignee, Participant, counterparty or pledgee are advised of and agree to be bound by either the provisions of this Section 9.12(a) or otherwise reasonably acceptable to the Administrative Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in any Confidential Information Memorandum or other marketing materials relating to the credit facilities governed by this Agreement, (vii) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower or (ix) to the extent necessary or customary for inclusion in league table measurement.  In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to, the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  For the purposes hereof, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT AND NOT MARKED “PUBLIC” MAY INCLUDE PRIVATE-SIDE INFORMATION CONCERNING CWH, HOLDINGS, THE BORROWER, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE SECURITIES

AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF PRIVATE-SIDE INFORMATION AND THAT IT WILL HANDLE SUCH PRIVATE-SIDE INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH, IF NOT MARKED “PUBLIC”, MAY CONTAIN PRIVATE-SIDE INFORMATION ABOUT CWH, HOLDINGS, THE BORROWER, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN PRIVATE-SIDE INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13USA Patriot Act and Beneficial Ownership Regulation.  Each Lender that is subject to the USA Patriot Act and/or the Beneficial Ownership Regulation, each Issuing Bank, each Swingline Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, such Issuing Bank, such Swingline Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.14Judgment Currency.

(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15Release of Liens and Guarantees.

(a)A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, and (ii) without limiting clause (i) above, if such Subsidiary Loan Party qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder), provided that if such Subsidiary Loan Party qualifies as an Excluded Subsidiary pursuant to clause (a) of the definition of such term, (A) such Subsidiary Loan Party so qualifies as a result of a transaction not undertaken for the primary purpose of obtaining the release of such Subsidiary Loan Party from its obligations under the Loan Documents (or its Guarantee or any Liens granted by it under the Loan Documents) and (B) upon consummation of such transaction such Subsidiary Loan Party shall cease to be a Subsidiary.  Upon any sale or other transfer by any Loan Party (other than to a Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released.  Upon termination of the aggregate Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification obligations not yet due) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05), all Guarantees under the Loan Documents and all security interests created by the Security Documents shall be automatically released.  Any such release of Guarantees and security interests shall be deemed subject to the provision that such Guarantees and security interests shall be reinstated if after such release any portion of any payment in respect of the Loan Document Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and the other Loan Documents.

(b)The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d).

(c)Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section.

(d)Any execution and delivery of any document pursuant to this Section 9.15 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers, on the other hand, (ii) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (ii) none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers and their respective Affiliates may be engaged, for their accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby agrees it will not claim that the Administrative Agent, the Syndication Agent, the Documentation Agent, the Lenders or any Arranger has rendered advisory services of any nature or owes a fiduciary or similar duty to it in connection with the Transactions and waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Banks, the Swingline Lenders, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.18Intercreditor Agreements.  (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Loan Parties under certain Indebtedness are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement.  Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, an Acceptable Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such Acceptable Intercreditor Agreement as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and (ii) any documents relating thereto.

(b)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Secured Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Acceptable Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Acceptable Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Acceptable Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Acceptable Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.

(d)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Acceptable Intercreditor Agreement.

SECTION 9.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20Acknowledgement Regarding Any Supported QFCs.

(a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in Section 9.20(b) with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.).

(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S.  Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.